Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

VERADIGM INC.,

and

VERADIGM LLC,

as Borrowers,

the Lenders Party Hereto,

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent

Dated as of June 18, 2025

THE LOANS ISSUED PURSUANT TO THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NOT LATER THAN 10 DAYS AFTER THE DATE OF THIS AGREEMENT, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE INITIAL TERM LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE FOLLOWING ADDRESS: 222 MERCHANDISE MART PLAZA, SUITE 2024, CHICAGO, IL 60654, ATTENTION: CHIEF FINANCIAL OFFICER.

-i-

5.8	Ownership of Property; Liens	57
5.9	Intellectual Property	57
5.10	Taxes	57
5.11	Federal Reserve Regulations	57
5.12	Labor Matters	58
5.13	ERISA	58
5.14	Investment Company Act	58
5.15	Capital Stock and Ownership Interests of Subsidiaries	58
5.16	[Reserved]	58
5.17	Environmental Matters	58
5.18	Accuracy of Information, Etc.	59
5.19	Security Documents	60
5.20	Solvency	60
5.21	Senior Indebtedness	60
5.22	Anti-Terrorism Laws; Sanctions	60
5.23	Anti-Corruption Laws	61
5.24	Beneficial Ownership Certification	61

SECTION 6. CONDITIONS PRECEDENT

6.1	Conditions to Initial Extension of Credit	61
6.2	Conditions to Each Extension of Credit	63

SECTION 7. AFFIRMATIVE COVENANTS

7.1	Financial Statements	64
7.2	Certificates; Other Information	66
7.3	Payment of Taxes	67
7.4	Maintenance of Existence; Compliance	67
7.5	Maintenance of Property; Insurance	67
7.6	Inspection of Property; Books and Records; Discussions	68
7.7	Notices	69
7.8	Environmental Laws	69
7.9	Additional Collateral, Etc.	70
7.10	Further Assurances	72
7.11	[Reserved]	72
7.12	Use of Proceeds	72
7.13	Compliance with Anti-Corruption Laws and Sanctions	72
7.14	Post-Closing Matters	72
7.15	Deposit Accounts and Securities Accounts	72

SECTION 8. NEGATIVE COVENANTS

8.1	Financial Covenants	73
8.2	Indebtedness	73
8.3	Liens	76
8.4	Fundamental Changes	79
8.5	Disposition of Property	80
8.6	Restricted Payments	82
8.7	Investments	83
8.8	Optional Payments and Modifications of Certain Debt Instruments	85

-ii-

8.9	Transactions with Affiliates	86
8.10	Sales and Leaseback Transactions	86
8.11	Changes in Fiscal Periods; Changes to Organizational Documents and Material Agreements	87
8.12	Negative Pledge Clauses	87
8.13	Clauses Restricting Subsidiary Distributions	87
8.14	Lines of Business	88
8.15	Material Intellectual Property	88
8.16	Sanctions and other Anti-Terrorism Laws	88

SECTION 9. EVENTS OF DEFAULT

9.1	Events of Default	88

SECTION 10. THE AGENTS

10.1	Appointment	92
10.2	[Reserved]	92
10.3	Exculpatory Provisions	92
10.4	Reliance by Agents	97
10.5	Notice of Default	97
10.6	Non-Reliance on Agents and Other Lenders	97
10.7	Indemnification	98
10.8	Agent in Its Individual Capacity	98
10.9	Successor Administrative Agent	98
10.10	Agents Generally	99
10.11	Administrative Agent May File Proofs of Claim	99
10.12	Lender Action	100
10.13	Withholding Tax	100
10.14	Certain ERISA Matters	100
10.15	Authorization to Release Liens and Guarantees	101

SECTION 11. MISCELLANEOUS

11.1	Amendments and Waivers	101
11.2	Notices	103
11.3	No Waiver; Cumulative Remedies	105
11.4	Survival of Representations and Warranties	105
11.5	Payment of Expenses	105
11.6	Successors and Assigns; Participations and Assignments	107
11.7	Sharing of Payments; Set-off	111
11.8	Counterparts	112
11.9	Severability	112
11.10	Integration	112
11.11	GOVERNING LAW	112
11.12	Submission To Jurisdiction; Waivers	113
11.13	Acknowledgments	113
11.14	Releases of Guarantees and Liens	114
11.15	Confidentiality	115
11.16	WAIVERS OF JURY TRIAL	115
11.17	Patriot Act Notice	116
11.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	116
11.19	Acknowledgement Regarding Any Supported QFCs	116

-iii-

SCHEDULES:

1.1	Commitments
5.6	Litigation and Adverse Proceedings
5.9	Intellectual Property Licenses
5.15	Capital Stock and Ownership Interests of Subsidiaries
5.19	Security Filings
7.1	Company’s Website
7.4	Specific Agreements, Contracts and Documents
7.14	Post-Closing Matters
8.2	Existing Indebtedness
8.3	Existing Liens
8.5	Existing Dispositions
8.9	Affiliate Transactions

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
B-1	Form of Notice of Borrowing/Conversion/Continuation
C	Form of Guarantee and Collateral Agreement
D	Form of Term Note
E	[Reserved]
F	Form of Intercompany Note
G	Form of Solvency Certificate
H-1	Tax Status Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
H-2	Tax Status Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
H-3	Tax Status Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
H-4	Tax Status Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
I	Form of Monthly Liquidity Certificate

-iv-

CREDIT AGREEMENT, dated as of June 18, 2025 among VERADIGM INC., a Delaware corporation (the “Company”), VERADIGM LLC, a North Carolina limited liability company (“Veradigm” and together with the Company, each, a “Borrower” and together, the “Borrowers”), WILMINGTON SAVINGS FUND SOCIETY, FSB, as administrative agent for the Lenders (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), and the several banks and other financial institutions or entities from time to time parties to this Agreement, as Lenders.

WHEREAS, as of the Closing Date, the Lenders have agreed to extend certain credit facilities to the Borrowers, in an aggregate principal amount not to exceed $100,000,000, consisting of (a) $75,000,0000 of Initial Term Loans funded and (b) a delayed draw term loan facility of $25,000,000 in DDTL Commitments, in each case of the foregoing clauses (a) and (b), on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2027 Convertible Note Documents”: the 2027 Convertible Notes, the 2027 Notes Indenture and each other material document or agreement from time to entered into in connection with the foregoing.

“2027 Convertible Notes”: the 0.875% convertible senior notes due 2027 outstanding under that certain Indenture, dated as of December 9, 2019, between the Company, as issuer and U.S. Bank National Association, as trustee (as amended by that certain First Supplemental Indenture, dated as of February 5, 2024, the “2027 Notes Indenture”).

“Adjusted Daily Simple SOFR”: an interest rate per annum equal to the Daily Simple SOFR; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Administrative Agent-Related Persons”: as defined in Section 11.2(c).

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, in no event shall the Administrative Agent, the Collateral Agent or any Lender or any of their Affiliates or Approved Funds be considered an “Affiliate” of any Loan Party.

“Agent Fee Letter”: that certain fee letter, dated the date hereof, by and among the Borrowers and the Agents.

“Agent Related Parties”: the Administrative Agent, the Collateral Agent, and any of their respective Affiliates, officers, directors, employees, agents, advisors or representatives.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Agreement”: this Credit Agreement.

“Anti-Corruption Laws”: the U.S. Foreign Corrupt Practices Act of 1977, as amended, UK Bribery Act 2010, and any other applicable laws, rules, and regulations from time to time concerning or relating to bribery, anti-money laundering or corruption.

“Anti-Terrorism Laws”: Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect).

“Applicable Margin”: for each Loan, (a) in the case of Term Benchmark Loans, 7.50% per annum and (b) in the case of Base Rate Loans, 6.50% per annum.

“Approved Fund”: with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit in the ordinary course and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property made pursuant to Section 8.5(h) or Section 8.5(t) (but with respect to Section 8.5(t), only so long as the aggregate amount of such Disposition(s) over the life of this Agreement exceeds $50,000,000), including, without limitation, any issuance of Capital Stock of any Subsidiary of the Company to a Person other than to a Borrower or a Subsidiary of the Company that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, and, if applicable, the Company, substantially in the form of Exhibit A.

“Assignment Effective Date”: as defined in Section 11.6(d).

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 4.16.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate”: a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein (as determined by the Required Lenders) or any similar release by the Federal Reserve Board (as determined by the Required Lenders), (b) 1⁄2 of 1% per annum above the Federal Funds Effective Rate, (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1% (provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology)), and (d) 3.00% per annum.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benchmark”: initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 4.16.

“Benchmark Replacement”:

for any Available Tenor, the first alternative set forth in the order below that can be determined by the Required Lenders in a written notice delivered to the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent, as directed in writing (which may be via email) by the Required Lenders, as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Required Lenders decide may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent consents to in writing in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”:

with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”:

with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”:

with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.16 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.16.

“Beneficial Ownership Certification”: for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund”: any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Company and/or any of its Subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to the Company or its Subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is a Disqualified Lender.

“Borrower” or “Borrowers”: as defined in the preamble to this Agreement.

“Borrower Materials”: as defined in Section 11.2(c).

“Borrowing Date”: any Business Day specified by the Company as a date on which the Company requests the relevant Lenders to make Loans hereunder.

“Borrowing/Conversion/Continuation Notice”: with respect to any request for borrowing of Loans, a conversion of a Type of Loan or a continuation of an Interest Period hereunder, a notice from the Company, substantially in the form of, and containing the information prescribed by, Exhibit B-1, delivered to the Administrative Agent.

“Business Day”: a day other than a Saturday, Sunday, any federal holiday, or other day on which commercial banks in New York City, New York are authorized or required by law to close; provided that with respect to Term Benchmark Loans, any such day must be a U.S. Government Securities Business Day.

“Capital Lease”: as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations”: as to any Person at any date of determination, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that for the avoidance of doubt, the Permitted Convertible Debt, the Permitted Bond Hedge Transactions and the Permitted Warrant Transactions shall not be considered “Capital Stock”.

“Capitalized Software Expenditures”: for any period of four consecutive fiscal quarters most recently ended, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated (or combined, if applicable) balance sheet of the Company and its Subsidiaries.

“Cash Equivalents”:

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition;

(b) certificates of deposit, time deposits, banker’s acceptances, eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(c) commercial paper of an issuer rated as of the date of acquisition at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one (1) year from the date of acquisition;

(d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government;

(e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or

(g) shares of money market mutual or similar funds which invest all or substantially all of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, and (ii) are rated AAA by S&P and Aaa by Moody’s.

“Cash Option”: as defined in Section 4.5(e).

“Cash/PIK Election Date”: for any Interest Payment Date, the date that is at least three (3) Business Days (or such shorter period reasonably acceptable to the Required Lenders) prior to such Interest Payment Date.

“Cash/PIK Election Notice”: as defined in Section 4.5(e).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control”: an event or series of events by which:

(a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have (i) acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Company or (ii) obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Company;

(b) a “change of control” or similar provision as set forth in any indenture, credit agreement or other instrument evidencing any Material Indebtedness of a Group Member has occurred; or

(c) the Company shall fail to own directly or indirectly 100% of the Capital Stock of each other Loan Party (other than as the result of a sale or other disposition permitted under this Agreement, and subject to the provisions of Section 11.14(d)).

“Closing Date”: June 18, 2025.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator selected by the Required Lenders in their reasonable discretion).

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, owned on the Closing Date or thereafter acquired, upon which a Lien is purported to be created by any Security Document (other than, for the avoidance of doubt, any Excluded Asset).

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: any Initial Term Loan Commitment or any DDTL Commitment.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA, is part of a group that includes any Borrower and that is treated as a single employer under Sections 414(b) and (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is part of a group that includes any Borrower and that is treated as a single employer under Sections 414(m) and (o) of the Code.

“Communications”: as defined in Section 11.2(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Adjusted EBITDA”: for any period, for the Company and its Subsidiaries on a consolidated basis, without duplication, an amount equal to Consolidated Net Income for such period plus (a) the following, in each case (other than with respect to clause (a)(x) below, solely in the case of the proceeds of business interruption insurance) to the extent deducted in calculating such Consolidated Net Income (and without duplication):

(i) Consolidated Interest Expense for such period,

(ii) the provision for taxes based on income, in each case payable by the Company and its Subsidiaries for such period,

(iii) depreciation and amortization expense for such period,

(iv) all third party costs and expenses paid to professionals for such period in connection with the preparation of the Company’s financial statements (or restatements thereof) for the fiscal years ending December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025,

(v) any non-cash charges, expenses or adjustments, including any write-offs or write-downs reducing Consolidated Net Income for such period; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period,

(vi) to the extent such amounts have been disclosed to the Lenders, all settlements and third party legal fees and expenses paid by the Company and/or its Subsidiaries during such period,

(vii) all charges, fees, costs and expenses (including legal fees and including charges, fees, costs and expenses relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) incurred during such period in connection with (1) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and any amendments or other modifications thereto or (2) any proposed or actual Permitted Acquisition (including, with respect to any actual Permitted Acquisition, any earn-out or other deferred purchase price obligations),

(viii) all charges, fees, costs and expenses (including legal fees and including charges, fees, costs and expenses relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) incurred during such period in connection with (1) any proposed or actual issuance or incurrence of any other Indebtedness permitted by Section 8.2 (including for settlement of Permitted Convertible Debt), (2) any proposed or actual issuance of Capital Stock, or (4) any proposed or actual Investments permitted by Section 8.7 or Dispositions permitted by Section 8.5,

(ix) (1) restructuring or reorganization charges or reserves, integration charges, business optimization expenses and expenses related to implementation of cost savings and technology charges, (2) severance costs, extraordinary and non-recurring retention payments, and search fees and expenses and consulting charges, and (3) losses recognized from the discontinuance of operations, in each case of this clause (ix), incurred by the Company and/or its Subsidiaries for such period,

(x) losses and expenses incurred during such period to the extent covered by (1) indemnification or other reimbursement provisions in connection with any investment permitted by Section 8.7, Dispositions permitted by Section 8.5 or Permitted Acquisition or (2) insurance, in each case of this clause (x), actually reimbursed or so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of the date of such determination, and

(xi) extraordinary, unusual or non-recurring charges, costs and losses (including costs, charges, losses, fees, collections, expenses or payments of or in connection with legal proceedings, legal settlements, disputes with dissident shareholders, contract disputes, fines, judgments, arbitration or orders), less (b) the following to the extent added in calculating such Consolidated Net Income:

(i) all non-cash gains or adjustments (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period) and all other non-cash items of income for such period,

(ii) all cash payments made during such period on account of accruals, reserves and other non-cash charges added to Consolidated Net Income in a previous period pursuant to clause (a)(v) above,

(iii) the amount of any losses or expenses covered by indemnification or other reimbursement provisions in connection with any investment, Disposition or Permitted Acquisition added to Consolidated Net Income or with respect to liability or casualty events, in a previous period pursuant to clause (a)(x) above to the extent not indemnified or reimbursed within 365 days of the date of determination by the Borrower that a reasonable basis exists for indemnification or reimbursement,

(iv) all interest income, and

(v) any extraordinary gains for such period determined on a consolidated basis in accordance with GAAP,

less (c) Capitalized Software Expenditures.

Notwithstanding the foregoing (A) Consolidated Adjusted EBITDA of the Company and its Subsidiaries for the fiscal quarters ended March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, shall be deemed to be as set forth in a spreadsheet delivered to the Required Lenders (in form and substance reasonably satisfactory to the Required Lenders and it being acknowledged that the spreadsheet delivered to the Required Lenders on June 17, 2025 is satisfactory) by the Company prior to the Closing Date and (B) solely for all periods ending on and after March 31, 2027 and thereafter, the aggregate amounts added back to Consolidated Adjusted EBITDA pursuant to clauses (a)(iv), (a)(vi), (a)(viii) (but, solely with respect to charges, fees, expenses and costs incurred in connection with unconsummated transactions), (a)(ix), (a)(x) and (a)(xi) shall not in the aggregate exceed 25% of Consolidated Adjusted EBITDA (calculated before giving effect to such add-backs, but without taking into account clause (c) of the definition of Consolidated Adjusted EBITDA for purposes of calculating such percentage).

For the purposes of calculating Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination hereunder, (x) if at any time during such Reference Period the Company or any Subsidiary shall have made any Disposition, the Consolidated Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such Reference Period, in each case assuming the repayment of Indebtedness in connection therewith occurred as of the first day of such Reference Period and (y) if during such Reference Period the Company or any Subsidiary shall have made an Acquisition, Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving Pro Forma Effect thereto as if such Acquisition or other investment occurred on the first day of such Reference Period.

“Consolidated First Lien Indebtedness”: at any date of determination, the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding on such date that is secured by a Lien on any of the Collateral on an equal priority basis (but without regard to control of remedies) with the Liens securing the Obligations and that would be reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, but only to the extent consisting of (a) Indebtedness for borrowed money, (b) obligations, contingent or otherwise, as an account party or applicant under bankers’ acceptance, letter of credit or similar facilities (in each case, that have been drawn but not yet reimbursed), (c) Capital Lease Obligations or purchase money debt, (d) obligations evidenced by bonds, debentures, notes or similar instruments, (e) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business to the extent not more than one hundred-eighty (180) days overdue (except where the amount thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member)) or (f) any guarantees of any of the foregoing which is the primary obligation of a third party.

“Consolidated Interest Expense”: for any period, total consolidated interest expense (including that attributable to Capital Lease Obligations and including any dividend or distribution payments on account of Disqualified Capital Stock) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing net of interest income of Company and its Subsidiaries). For the purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company and its Subsidiaries in respect of Hedge Agreements relating to interest rate protection.

“Consolidated Net Income”: for any period, the consolidated net income (loss) attributable to the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such Consolidated Net Income (i) any net income of any other Person if such other Person is not a Subsidiary or that is accounted for by the equity method of accounting, except that the Company’s equity in the net income of such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to the Company or any Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Subsidiary, to the limitations contained in clause (ii) of this definition); (ii) any net income of any Subsidiary (other than a Guarantor) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted by the operation of the terms of any Contractual Obligation (other than under a Loan Document), its Organizational Documents or shareholder or similar agreement applicable to such Subsidiary, or any Requirement of Law applicable to such Subsidiary, unless such restriction with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived; and (iii) any net after-tax effect of gains or losses on disposed, abandoned or discontinued operations.

“Consolidated Total Assets”: the total amount of assets of the Company and its consolidated Subsidiaries (less applicable valuation reserves), as set forth on the most recent financial statements delivered pursuant to Sections 7.1(a) and (b).

“Contingent Obligations”: as defined in the Guarantee and Collateral Agreement.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: any control agreement with respect to any deposit account, securities account or a commodities account, in form and substance reasonably satisfactory to the Required Lenders, entered into among the depository institution at which a Loan Party maintains a deposit account, or the securities intermediary at which a Loan Party maintains a securities account, such Loan Party and the Collateral Agent pursuant to which the Collateral Agent obtains “control” (within the meaning of the UCC, or any other applicable law) over such deposit account, securities account or commodities account.

“Convertible Note Documents” (a) the 2027 Convertible Note Documents and (b) the Future Convertible Notes and each other promissory note, note purchase agreement, indenture and other material documents evidencing or relating thereto.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.

“DDTL Commitment”: with respect to each DDTL Lender, the commitment of such DDTL Lender to make DDTL Loans hereunder, in an aggregate amount not to exceed the amount set forth opposite such DDTL Lender’s name on Schedule 1.1. The aggregate amount of the DDTL Lenders’ DDTL Commitments on the Closing Date is $25,000,000.

“DDTL Commitment Period”: the time period commencing on the Closing Date through and including the DDTL Commitment Termination Date.

“DDTL Commitment Termination Date”: the earliest to occur of (a) the date the DDTL Commitments are reduced to zero pursuant to Section 2.1(b), (b) the date of the termination of the DDTL Commitments pursuant to Section 4.1(b) or Section 9.1, and (c) December 18, 2026.

“DDTL Lender”: each Lender that provides a DDTL Loan.

“DDTL Loan”: the loans made by the DDTL Lenders to the Borrowers pursuant to Section 2.1(b).

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirements of Law of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of (x) a Bail-In Action or (y) a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender, upon delivery of written notice of such determination to the Company and each Lender.

“Disposition”: with respect to any Property, any sale, lease, Sale and Leaseback Transaction, assignment, conveyance, transfer, license, exchange or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, payments and dispositions on, and settlements of conversions of, the Permitted Convertible Debt, the Permitted Bond Hedge Transactions or the Permitted Warrant Transactions will not be considered a Disposition.

“Disqualified Capital Stock”: any Capital Stock that is not Qualified Capital Stock.

“Disqualified Lenders”: (i) the financial institutions and other institutional lenders that have been specified in writing by the Company to the Administrative Agent on or prior to the Closing Date as being Disqualified Lenders, (ii) such Persons who are competitors of the Company and its Subsidiaries that are separately identified in writing by the Company to the Administrative Agent from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their respective Affiliates (other than any Affiliate that is a Bona Fide Debt Fund) that are either (a) identified in writing by the Company to the Administrative Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name. Notwithstanding the foregoing, (x) each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender and (y) any such designation of a Disqualified Lender may not apply retroactively to disqualify any Person that has previously acquired an assignment or participation in any Loans.

“Disqualified Person”: as defined in Section 11.6(h)(ii).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Foreign Holding Company” mean any Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than cash, Cash Equivalents or capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries that are CFCs.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Earn-Out Obligations”: those certain unsecured obligations of the Company or any Subsidiary arising in connection with any acquisition of assets or businesses permitted under Section 8.7 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith, in each case to the extent included as a liability on the balance sheet in accordance with GAAP.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (a) any Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Company or any of its Subsidiaries or Affiliates, (b) any natural person or (c) any Disqualified Lender (provided that it is understood that the list of Disqualified Lenders shall be made available to any Lender who specifically requests a copy thereof from the Administrative Agent).

“Embargoed Property”: any property (a) beneficially owned, directly or indirectly, by a Sanctioned Person subject to blocking or asset freezing Sanctions; (b) that is due to or from a Sanctioned Person subject to blocking or asset freezing Sanctions; (c) in which a Sanctioned Person subject to blocking or asset freezing Sanctions otherwise holds any interest; (d) that is located in a Sanctioned Country; or (e) that otherwise would cause any actual or possible violation by the Lenders or Agents of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property or provide services in consideration of such property.

“Environment”: ambient air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws”: any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) relating to pollution or protection of the Environment or to protection of human health or safety (to the extent relating to exposure in the Environment or workplace to hazardous or toxic materials or wastes).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”: the occurrence of any of the conditions described in clauses (a)-(g) of Section 5.13, pursuant to which any Loan Party shall, or is reasonably likely to, incur any liability, individually or in the aggregate, in excess of $5,000,000.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2.

“Excluded Subsidiary”: (a) any Domestic Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Domestic Foreign Holding Company or a CFC, (c) any Foreign Subsidiary, (d) any Subsidiary that is not a Wholly Owned Subsidiary, (e) each Subsidiary which is an Immaterial Subsidiary for so long as such Subsidiary remains an Immaterial Subsidiary; provided, that in no event shall any Immaterial Subsidiary that (i) owns any Material Intellectual Property or any Capital Stock of any Subsidiary that owns (or is the exclusive licensee of) any Material Intellectual Property or (ii) is the exclusive licensee of any Material Intellectual Property be an Excluded Subsidiary pursuant to this clause (e) (but without limiting the application of the other clauses of this definition), (f) each Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any Contractual Obligation existing on the Closing Date (or, if later, the date that such Person becomes a Subsidiary) from guaranteeing the Obligations (in the case of any such prohibition or restriction under any Contractual Obligation arising after the Closing Date, to the extent that such prohibition or restriction is not entered into in contemplation of such Person becoming a Subsidiary), or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee of the Obligations unless such consent, approval, license or authorization has been received or obtained (it being agreed that Company and its Subsidiaries shall have no obligation to obtain such consent, approval, license or authorization), or (g) any other Subsidiary with respect to which the Required Lenders and the Borrowers reasonably agree that the cost, burden, difficulty or consequences (including adverse tax consequences) of providing a guarantee outweighs or is excessive in view of the benefits to be obtained by the Lenders.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee Obligation of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes illegal.

“Excluded Taxes”: with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by such recipient’s net income (however denominated), franchise Taxes imposed on it in lieu of net income Taxes and branch profits (or similar) Taxes imposed on it, in each case, by any jurisdiction (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and such jurisdiction (other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, and/or enforced any Loan Documents), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 4.13), any U.S. federal withholding Tax that (i) is imposed on amounts payable to such Foreign Lender under any laws in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 4.10(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 4.10(e) and (c) any United States federal withholding Tax that is imposed pursuant to FATCA.

“Facility”: the Commitments and the Loans made thereunder.

“FATCA”: current Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative guidance (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS) promulgated thereunder, and any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the Closing Date (or any amended or successor version described above) and any intergovernmental agreements (and any legislation, regulations or other official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“FEMA”: the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Covenants”: the covenants set forth in Section 8.1.

“First Lien Leverage Ratio”: at any date, the ratio of (a) Consolidated First Lien Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1).

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor”: a rate of interest per annum equal to two percent (2.00%).

“Foreign Lender”: any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date”: (a) with respect to the Initial Term Loans, the date on which the conditions precedent set forth in Section 6.1 are satisfied or waived and such Loans are funded and (b) with respect to the DDTL Loans, the date on which the conditions precedent set forth in Section 6.2 are satisfied or waived and such Loans are funded.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, subject to Section 1.3(a).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any securities exchange.

“Governmental Authorization”: all laws, rules, regulations, authorizations, consents, decrees, permits, licenses, waivers, privileges, approvals from and filings with all Governmental Authorities necessary in connection with any Group Member’s business.

“Group Members”: the collective reference to the Company and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers and each Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“guaranteeing person”: as defined in the definition of “Guarantee Obligation.”

“Guarantors”: (i) each Subsidiary of any Borrower that is party to the Guarantee and Collateral Agreement on the Closing Date and (ii) thereafter, each Subsidiary of any Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant Subsidiary is released from its obligations under the Guarantee and Collateral Agreement in accordance with the terms and provisions hereof; provided that in no event shall any Excluded Subsidiary be required to be a Guarantor.

“Hedge Agreements”: any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Hedge Agreement; and provided, further that neither a Permitted Bond Hedge Transaction nor a Permitted Warrant Transaction shall constitute a Hedge Agreement.

“Hedge Provider”: as defined in the definition of “Permitted Bond Hedge Transaction.”

“Immaterial Subsidiary”: each Subsidiary of the Company now existing or hereafter acquired or formed and each successor thereto, (a) which does not own any Material Intellectual Property or any Capital Stock of any Subsidiary that owns (or is the exclusive licensee of) any Material Intellectual Property, (b) which accounts for not more than 5.0% of (i) the consolidated gross revenues (after intercompany eliminations) of the Company and its Subsidiaries or (ii) the Consolidated Total Assets (after intercompany eliminations) of the Company and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter; and (c) if, as of the end of any fiscal quarter, the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (b) above account for, in the aggregate, more than 10.0% of such consolidated gross revenues or Consolidated Total Assets, each as described in clause (b) above, the Company shall designate in writing one or more such Subsidiaries within forty-five (45) days of the delivery of financial statements in accordance with Section 7.1 to eliminate such excess; provided that such Subsidiaries may be redesignated as Immaterial Subsidiaries so long as the Company is in compliance with the foregoing.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business to the extent not more than one hundred-eighty (180) days overdue (except where the amount thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (but excluding cash collateralized obligations that are Permitted Liens), (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness (including any guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. Only the principal amount of Permitted Convertible Debt to the extent that it constitutes Indebtedness shall be considered Indebtedness. Notwithstanding anything to the contrary in this definition, the term “Indebtedness” shall not include (i) deferred or prepaid revenue arising in the ordinary course of business, (ii) in connection with the purchase by the Company or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, or (iii) obligations under Sale and Leaseback Transactions to the extent such obligations are not reflected as a liability on the consolidated balance sheet of the Borrower.

“Indemnified Liabilities”: as defined in Section 11.5(a).

“Indemnified Taxes”: all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee”: as defined in Section 11.5(a).

“Initial Term Loan Commitment”: with respect to each Initial Term Loan Lender, the commitment of such Initial Term Loan Lender to make Initial Term Loans hereunder, in an aggregate amount not to exceed the amount set forth opposite such Initial Term Loan Lender’s name on Schedule 1.1. The aggregate amount of the Initial Term Loan Lenders’ Commitments on the Closing Date is $75,000,000

“Initial Term Loan Lender”: each Lender that provides an Initial Term Loan.

“Initial Term Loan”: the loans made by the Initial Term Loan Lenders to the Borrowers pursuant to Section 2.1(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: collectively, all United States and foreign: (a) patents, patent applications, certificates of inventions, industrial designs, together with any and all inventions or designs described and claimed therein, and reissues, divisions, continuations, extensions and continuations-in-part thereof and amendments thereto; (b) trademarks, service marks, certification marks, trade names, slogans, logos, trade dress, Internet Domain Names, and other source identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof, together with any and all registrations and applications for any of the foregoing, goodwill connected with the use thereof and symbolized thereby, and extensions and renewals thereof and amendments thereto; (c) copyrights (whether statutory or common law, and whether published or unpublished), copyrightable subject matter, and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all registrations and applications therefor, and renewals and extensions thereof and amendments thereto; (d) rights in computer programs (whether in source code, object code, or other form) and codes, algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (e) trade secrets and proprietary or confidential information, data and databases, know-how and proprietary processes, designs, inventions, generative artificial intelligence algorithms, learning tools and programs, machine learning algorithms, learning tools and programs, datasets, large language models, and any other similar intangible rights, to the extent not covered by the foregoing, whether statutory or common law, whether registered or unregistered; (f) income, fees, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present or future infringements, misappropriations or other violations thereof; (g) rights and remedies to sue for past, present and future infringements, misappropriations and other violations of any of the foregoing; and (h) rights, priorities, and privileges corresponding to any of the foregoing or other similar intangible assets throughout the world.

“Intellectual Property Security Agreements”: an intellectual property security agreement or such other agreement, as applicable, pursuant to which each Loan Party which owns any Intellectual Property which is the subject of a registration or application grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Intellectual Property, in form and substance reasonably satisfactory to the Required Lenders.

“Intercompany Note”: the Intercompany Note to be executed and delivered by each Group Member, substantially in the form of Exhibit F.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date, (b) as to any Term Benchmark Loan, the last day of such Interest Period and the Maturity Date, and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: with respect to any Term Benchmark Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 4.16(e) shall be available for specification in such borrowing notice or conversion request. For purposes hereof, the date of a Term Benchmark Loan initially shall be the date on which such Term Benchmark Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Internet Domain Names”: all Internet domain names and associated URL addresses.

“Investments”: as defined in Section 8.7.

“IRS”: the United States Internal Revenue Service.

“Junior Indebtedness”: collectively, any Indebtedness of any Group Member that is (i) secured by a Lien that is junior in priority to the Lien securing the Obligations, (ii) by its terms subordinated in right of payment to all or any portion of the Obligations or (iii) unsecured.

“Lenders”: each Lender that has a Commitment or that holds a Loan, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case, other than any Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien”: any mortgage, deed of trust, pledge, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect).

“Liquidity”: cash and Cash Equivalents of the Loan Parties held in any deposit accounts subject to a Control Agreement (subject to Section 7.15), excluding any cash and Cash Equivalents listed as “Restricted” (or any like caption) on the balance sheet of any such Person (other than to the extent “Restricted” in favor of the Collateral Agent).

“Loan”: any Initial Term Loans, any DDTL Loans and any other loans and advances made by the Lenders pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, any Notes, the Agent Fee Letter, any agreement with respect to Subordinated Indebtedness entered into by the Administrative Agent or Collateral Agent as representative for the Secured Parties, and any amendments or joinders to this Agreement or the other Loan Documents.

“Loan Party”: each of the Borrowers and the Guarantors.

“Loan Party Data”: all personally identifiable information, including protected health information, collected, used, stored, transferred or disclosed by or on behalf of any Loan Party or any Subsidiary of any Loan Party.

“Loan Party Systems”: a Loan Party’s computers, computer systems, servers, hardware, software, websites, databases, networks, and all other information technology equipment and systems, including any hosted locations and other outsourced systems and processes.

“Margin Stock”: as defined in Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Material Acquisition”: as defined in the definition of “Consolidated Adjusted EBITDA.”

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect upon, the business, assets, results of operations or financial condition of the Borrowers and their Subsidiaries, taken as a whole; (b) a material adverse effect upon the ability of the Loan Parties (taken as a whole) to perform their material obligations under the Loan Documents; or (c) a material adverse effect on (i) the rights and remedies of the Administrative Agent, the Collateral Agent, and the Lenders under the Loan Documents or (ii) the validity or enforceability of any material Loan Document.

“Material Agreements”: each agreement or contract to which the Loan Parties or their Subsidiaries are a party, the breach, non-performance, cancellation or termination of which would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness”: of any Person at any date, Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000.

“Material Intellectual Property”: Intellectual Property owned or exclusively licensed to any Borrower or any Subsidiary (including such Intellectual Property used or licensed for purposes of generating revenue) that is material to the business of the Borrowers and their Subsidiaries, taken as a whole.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or any substances, materials, wastes, pollutants or contaminants in any form regulated under any Environmental Law, including asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, and radiation.

“Maturity Date”: June 18, 2030.

“Maximum Rate”: as defined in Section 4.5(f).

“MNPI”: as defined in Section 11.2(c).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages pursuant to Section 7.9.

“Mortgages”: any mortgages and deeds of trust or any other documents creating and evidencing Liens on Mortgaged Properties made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Multiemployer Plan”: any multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which any Borrower or Commonly Controlled Entity has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete or partial withdrawal from any such multiemployer plan.

“Net Cash Proceeds”:

(a) in connection with any Asset Sale, Sale and Leaseback Transaction or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or held in escrow or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received and net of costs, amounts and taxes set forth below), net of:

(i) attorneys’ fees, accountants’ fees, investment banking fees and other professional and transactional fees actually incurred in connection therewith;

(ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document);

(iii) other customary fees and expenses actually incurred in connection therewith;

(iv) taxes paid or reasonably estimated to be payable as a result thereof; and

(v) amounts provided as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in an Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale); provided that such amounts shall be considered Net Cash Proceeds upon release of such reserve;

provided; further that notwithstanding the foregoing, no proceeds of an Asset Sale, Sale and Leaseback Transaction or Recovery Event shall constitute Net Cash Proceeds of the Company until the aggregate amount of all such proceeds shall exceed $30,000,000 in the aggregate during the term of this Agreement (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds); and

(b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lenders”: any Lender whose consent is required but not obtained in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (including all Lenders or all adversely affected Lenders) to the extent that the consent of the Required Lenders has been obtained.

“Non-Defaulting Lender”: at any time, a Lender that is not a Defaulting Lender.

“Notes”: the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB’s Website”: means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations (including the Prepayment Premium and the Yield Maintenance Premium) and liabilities of the Loan Parties to any Agent or to any Lender or any Affiliate of any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or existing on the Closing Date or thereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, premiums (including the Prepayment Premium and the Yield Maintenance Premium), indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by any Borrower pursuant hereto and including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) or otherwise; provided that “Obligations” with respect to any Guarantor shall exclude all Excluded Swap Obligations of such Guarantor.

“Organizational Documents”: as to any Person, the certificate of incorporation, certificate of formation, by laws, limited liability company agreement, partnership agreement or other similar organizational or governing documents of such Person.

“Other Taxes”: all present or future stamp, court documentary, intangible, recording, filing or similar Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, enforcement or registration of, or the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 11.6(e).

“Participant Register”: as defined in Section 11.6(e).

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Perfection Certificate”: each Perfection Certificate with respect to the Borrowers and the other Loan Parties in a form reasonably satisfactory to the Required Lenders.

“Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, a majority of the Capital Stock (other than qualifying directors shares) of, or a business line or unit or a division of, any Person; provided:

(a) immediately prior to, and after giving effect thereto, no Default under Section 9.1(a), Section 9.1(c) (with respect to Section 8.1), or Section 9.1(f), nor any Event of Default shall have occurred and be continuing or would result therefrom;

(b) (x) if such acquisition is of Capital Stock, either (1) such Person becomes a Loan Party or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys all or substantially all of its assets, or transfers or conveys assets constituting a business unit, line of business or division of such Person, to, or is liquidated into, a Loan Party, and (y) if such acquisition is of assets, a business line or unit, or a division, that any such asset, business line or unit, or a division, shall be owned by a Loan Party and the Borrowers shall comply with Sections 7.9 and 7.10, as applicable;

(c) after giving Pro Forma Effect to such acquisition, the Borrowers are in compliance with the Financial Covenants;

(d) any Person or assets or division as acquired in accordance herewith shall be in a business or lines of business reasonably similar, ancillary, complementary, synergistic, reasonably related or incidental to the business in which the Borrowers and their Subsidiaries are engaged, or are permitted to be engaged as provided in Section 8.14, as of the time of such acquisition;

(e) the Borrowers shall have delivered to the Administrative Agent, at least five (5) Business Days prior to such proposed acquisition (or such later date as the Administrative Agent shall agree as directed in writing by the Required Lenders (which may be via email)), (i) a Compliance Certificate evidencing compliance with clause (c) above and any other information reasonably required and requested by the Required Lenders to demonstrate compliance with the Financial Covenants, (ii) a description of the proposed acquisition (including the aggregate consideration for such acquisition), (iii) if the aggregate consideration for such acquisition is above $25,000,000, (x) historical financial statements for the last two fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available) and unaudited financial statements thereof for the most recent interim period that is available and/or (y)(1) if available, a quality of earnings report or (2) if the financial statements in described in the foregoing subclause (x) are not available, a quality of earnings report, in each case of this subclause (y), prepared by a nationally recognized firm or other third party reasonably acceptable to the Administrative Agent, as directed in writing by the Required Lenders (which may be via email), and (iv) if the aggregate consideration for such acquisition is $25,000,000 or below, financial statements of the Person or business to be acquired received by the Borrowers and/or their Subsidiaries in connection with their diligence for such acquisition;

(f) the Borrowers shall deliver to the Administrative Agent and the Lenders, no later than five (5) Business Days following the date of such proposed acquisition (or such later date as the Administrative Agent shall agree as directed in writing by the Required Lenders (which may be via email)), final, fully executed copies of the material documents pursuant to which such acquisition is to be consummated;

(g) the Consolidated Adjusted EBITDA of such proposed acquisition for the period of four consecutive fiscal quarters most recently ended prior to the date of consummation of such acquisition shall be more than $1, subject to documentation and calculations reasonably acceptable to the Administrative Agent (as directed in writing by the Required Lenders (which may be via email);

(h) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations; and

(i) the acquisition shall have been approved by the board of directors or other controlling Person of the Person acquired or the Person from whom such assets are acquired.

“Permitted Bond Hedge Transaction”: any call or capped call option on the Capital Stock of the Company purchased by a Loan Party from a customary dealer in the relevant market (the “Hedge Provider”) in connection with the issuance of any Permitted Convertible Debt with a strike or exercise price (howsoever defined) initially equal to the conversion price (howsoever defined) of such Permitted Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, less the Net Cash Proceeds received by the Loan Parties from the sale of any related Permitted Warrant Transaction, does not (a) exceed the Net Cash Proceeds received by the Loan Parties from the sale of such Permitted Convertible Debt issued in connection with the Permitted Bond Hedge Transaction or (b) result in the incurrence of additional Indebtedness by any Loan Party (other than Indebtedness from the issuance of the Permitted Convertible Debt); provided, further, that such call option is a swap contract and will be entered into between the applicable Loan Party and the Hedge Provider under an ISDA Master Agreement and there shall be no Credit Support Annex (as defined in such ISDA Master Agreement), Credit Support Documentation (as defined in such ISDA Master Agreement), Credit Support Provider (as defined in such ISDA Master Agreement), security, guaranty or other credit support with respect thereto, in each case provided by the Borrowers or any Subsidiary thereof; provided, further, that immediately before and after giving pro forma effect to the purchase of such call option and any concurrent use of proceeds thereof, no Event of Default shall have occurred and be continuing hereunder.

“Permitted Convertible Debt”: (a) the 2027 Convertible Notes and (b) any other Indebtedness incurred by the Company (i) that is a note or other debt instrument issued by the Company which is convertible into Capital Stock of the Company (or cash in lieu of all or any portion of such Capital Stock owing on conversion, including cash up to the principal amount of the note converted and cash or shares of Capital Stock of the Company owing in respect of the remainder of the amounts due on conversion, and cash in lieu of fractional shares) (any indenture, promissory note or other instrument pursuant to which such debt securities are issued or otherwise governed, the “Future Convertible Notes”); (ii) where the obligations of all Persons (including all Loan Parties) in respect of such notes (and any guarantee thereof) are fully unsecured; (iii) that does not have a stated maturity prior to the date that is six (6) months following the Maturity Date; (iv) has no scheduled amortization or principal payments or requires any mandatory redemptions or payments of principal (other than as a result of a conversion thereof into Capital Stock of the Company) prior to the date that is six (6) months following the Maturity Date other than customary payments upon a change of control or fundamental change event (it being understood that conversion of any such Indebtedness shall not be considered a redemption or payment); (v) the rate of interest payable in cash in respect of such notes shall not exceed ten percent (10.00%) per annum, (vi) no Subsidiary that is not a Loan Party shall guarantee the obligations under such notes, (vii) the terms, conditions, fees, covenants, and settlement mechanics (if applicable) of such notes shall be such as are typical and customary for Indebtedness of such type or shall be on then-“market” terms (as determined by the Company in good faith), and (viii) immediately before and after giving pro forma effect to the incurrence of such Indebtedness and any concurrent use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Permitted Convertible Refinancing Debt”: any extension, renewal or refinancing in respect of any Permitted Convertible Debt (or, in the case of any extension, renewal or refinancing of any Permitted Convertible Refinancing Debt, such Permitted Convertible Refinancing Debt) (the “Original Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted

Convertible Refinancing Debt shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount equal to accrued and unpaid interest with respect to such Original Indebtedness and premium thereon, plus any reasonable fees and expenses relating to such extension, renewal or refinancing and any fees, costs and expenses of the exercise, unwind or termination of any related Hedge Agreements or Permitted Bond Hedge Transaction; (b) the stated final maturity of such Permitted Convertible Refinancing Debt shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) the stated final maturity of such Permitted Convertible Refinancing Debt shall not be prior to the date that is ninety-one (91) days following the Maturity Date; (d) immediately before and after giving pro forma effect to the incurrence of such Indebtedness and any concurrent use of proceeds thereof, no Event of Default shall have occurred and be continuing; (e) such Permitted Convertible Refinancing Debt shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness (including the payments of cash due upon conversion of Permitted Convertible Debt) or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the date that is 91 days after the Maturity Date; (f) such Permitted Convertible Refinancing Debt has negative covenants and events of default that are no more restrictive, taken as a whole, than the negative covenants and events of default set forth in the Loan Documents as of the date of incurrence of such Indebtedness; (g) such Permitted Convertible Refinancing Debt shall not constitute an obligation (including pursuant to a guarantee) of the Borrowers or any Subsidiary other than a Loan Party; and (h) any such Permitted Convertible Refinancing Debt shall be unsecured.

“Permitted Lien”: as defined in Section 8.3.

“Permitted Refinancing”: as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any accrued interest and premiums and other amounts paid, and fees and expenses incurred, in connection with such refinancing, extension, renewal, defeasance, restructuring, replacement or refunding and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be substantially the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); and (e) if such refinanced Indebtedness was subordinated to the Obligations, the refinancing Indebtedness is subordinated to the Obligations on terms that are at least as favorable, taken as a whole, as the Indebtedness being refinanced (as determined in good faith and certified in writing to the Required Lenders by a Responsible Officer) and the holders of such refinancing Indebtedness have entered into any subordination agreements reasonably requested by the Required Lenders evidencing such subordination.

“Permitted Tax Restructuring”: any reorganizations, restructurings, and other activities related to tax planning, tax reorganization, or any tax restructuring entered into after the Closing Date, so long as, immediately after giving effect thereto, the security interests of the Collateral Agent in the Collateral and the value of the guarantees given by the Guarantors, in each case, taken as a whole, would not be impaired in any material respect.

“Permitted Warrant Transaction”: any call option, warrant or contractual right to purchase the Company’s Capital Stock sold by a Loan Party to the Hedge Provider concurrently with any purchase by a Loan Party of a related Permitted Bond Hedge Transaction from the Hedge Provider for which the strike price (or the analogous term defined therein) is greater than the strike price (or the analogous term defined therein) for the Permitted Bond Hedge Transaction; provided that such call option, warrant or contractual right will be entered into between the applicable Loan Party and the Hedge Provider under an ISDA Master Agreement and there shall be no Credit Support Annex (as defined in such ISDA Master Agreement), Credit Support Documentation (as defined in such ISDA Master Agreement), Credit Support Provider (as defined in such ISDA Master Agreement), security, guaranty or other credit support with respect thereto, in each case, provided by the Borrowers or by any Subsidiary thereof; provided, further, that immediately before and after giving pro forma effect to the sale of such call option, warrant or contractual right and any concurrent provisions of proceeds thereof, no Event of Default shall have occurred and be continuing hereunder.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIK Interest”: as defined in Section 4.5(e).

“PIK Option”: as defined in Section 4.5(e).

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Group Member or any Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 11.2(c).

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“Portfolio Interest Exemption”: as defined in Section 4.10(e)(B)(iii).

“Prepayment Premium”: as defined in Section 4.2(f)(i).

“Prepayment Triggering Event”: (A) any voluntary prepayment of Loans pursuant to Section 4.1 or reduction or termination of the DDTL Commitment pursuant to Section 4.1 or otherwise, (B) any mandatory prepayment of Loans pursuant to Section 4.2(a) or Section 4.2(b) (other than with respect to any mandatory prepayments from Net Cash Proceeds of any Recovery Event), (C) any mandatory assignment of Loans pursuant to Section 4.13, and/or (D) an acceleration of Loans (after an Event of Default, by operation of law or otherwise).

“primary obligations”: as defined in the definition of “Guarantee Obligation.”

“primary obligor”: as defined in the definition of “Guarantee Obligation.”

“Pro Forma Basis” and “Pro Forma Effect”: with respect to any determination of the First Lien Leverage Ratio, Consolidated Total Assets or the amount of Consolidated Adjusted EBITDA (including component definitions thereof), that each Subject Transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ended on the date of determination or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1 (or, in the case of Consolidated Total Assets, as of the last day of such period) with respect to any test or covenant for which such calculation is being made and that:

(a) (i) in the case of any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Company or any Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of such period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition and/or Investment, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of such period with respect to any test or covenant for which the relevant determination is being made,

(b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of such period with respect to any test or covenant for which the relevant determination is being made,

(c) any Indebtedness incurred by the Company or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of such period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for such period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Company to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company, and

(d) the acquisition of any asset included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Company or any of its Subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction,” shall be deemed to have occurred as of the last day of such period with respect to any test or covenant for which such calculation is being made.

Any determination of Pro Forma Basis or Pro Forma Effect hereunder shall be made by a Responsible Officer of a Borrower in good faith.

“Pro Rata Share”: (a) with respect to all payments, computations and other matters relating to the Initial Term Loans of any Lender, the percentage obtained by dividing (i) the outstanding principal amount of the Initial Term Loans of such Lender; provided, at any time prior to the making of the Initial Term Loans, the Pro Rata Share of such Lender shall be equal to such Lender’s Initial Term Loan Commitment, by (ii) the aggregate Initial Term Loans or Initial Term Loan Commitments (as applicable) of all Lenders, (b) with respect to all payments, computations and other matters relating to the DDTL Commitment of any Lender, the percentage obtained by dividing (i) the outstanding principal amount of the DDTL Commitment of such Lender by (ii) the aggregate DDTL Commitments (as applicable) of all Lenders, and (c) with respect to all payments, computations and other matters relating to the Loans of any Lender, the percentage obtained by dividing (i) the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the applicable Loans, the Pro Rata Share of such Lender shall be equal to such Lender’s Commitment then in effect, by (ii) the aggregate Loans or Commitments then in effect (as applicable) of all Lenders.

“Projections”: as defined in Section 7.2(b).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 11.2(c).

“Qualified Capital Stock”: any Capital Stock (other than warrants, rights or options referenced in the definition thereof) that either (a) does not have a maturity and is not mandatorily redeemable, or (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations (other than contingent obligations that are not yet due and payable) have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the ninety-first day following the Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (x) above, in each case, at any time on or after the ninety-first day following the Maturity Date.

“Real Properties”: as defined in Section 5.17(a).

“Recipient”: (a) the Administrative Agent or (b) any Lender, as applicable.

“Recovery Event”: any settlement or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Period”: as defined in the definition of “Consolidated Adjusted EBITDA.”

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent (as directed in writing by the Required Lenders (which may be via email)).

“refinance”: as defined in the definition of the term “Permitted Refinancing,” and “refinancing” and “refinanced” shall have a meaning correlative thereto.

“Register”: as defined in Section 11.6(d).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Release”: any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the Environment, or into or from any building or facility.

“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or in each case any successor thereto.

“Relevant Rate”: with respect to any Term Benchmark Loan, the Adjusted Term SOFR Rate.

“Reportable Compliance Event”: that (a) any Group Member becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, penalized or the subject of an assessment for a penalty or enters into a settlement with a Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption Law; (b) any Group Member engages in a transaction that has caused or may cause the Lenders or any Agent to be in violation of any Anti-Terrorism Law, including a Group Member’s use of any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Country or Sanctioned Person; (c) any Collateral becomes Embargoed Property; or (d) any Group Member otherwise violates, or reasonably believes that it will violate, any of the representations in Section 5.22, or any covenant in Section 7.13 or Section 8.16.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty (30) day notice period is waived pursuant to PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Loans then outstanding and (b) the Commitments then in effect (excluding any Defaulting Lender).

“Required Prepayment Date”: as defined in Section 4.2(c).

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation, official administrative pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, interim chief financial officer, treasurer, assistant treasurer or other executive officer or secretary of a Borrower (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer, interim chief financial officer, treasurer or assistant treasurer of a Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Rights Plan”: rights to acquire Preferred Stock (under and as defined in that certain Stockholder Rights Agreement, dated as of February 26, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Stockholder Rights Agreement”), by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as Rights Agent), other Company securities or other properties or assets, pursuant to and in accordance with the terms of the Stockholder Rights Agreement.

“S&P”: S&P Global Ratings.

“Sale and Leaseback Transaction”: as defined in Section 8.10.

“Sanctioned Country”: at any time, a country, region or territory which is itself or whose government is the subject or target of any Sanctions (including, without limitation, as of the Closing Date, Crimea, Luhansk People’s Republic, Donetsk People’s Republic, Zaporizhzhia, Kherson and any other regions of Ukraine which is itself or whose government is the subject or target of any Sanctions, Cuba, Iran, North Korea, Venezuela, Russia, Belarus and Syria).

“Sanctioned Person”: at any time a Person that is the target or subject of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), or by the United Nations Security Council, the European Union, any European Union member state or United Kingdom (including His Majesty’s Treasury), (b) any Person located in, operating from, organized or resident in a Sanctioned Country or (c) any Person fifty percent (50%) or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions”: any economic, financial or trade sanctions administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state or the United Kingdom (including His Majesty’s Treasury).

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”: as defined in the Guarantee and Collateral Agreement.

“Secured Parties”: the collective reference to the Lenders and the Agents, and each of their successors and assigns.

“Securities Act”: the Securities Act of 1933, as amended.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any), the Intellectual Property Security Agreements, any Control Agreements, and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any property of any Person to secure the Obligations.

“Single Employer Plan”: any plan that is covered by Title IV of ERISA or subject to Section 412 of the Code, but that is not a Multiemployer Plan, that is sponsored, maintained, or contributed to by any Borrower or Commonly Controlled Entity or to which any Borrower or Commonly Controlled Entity has any liability, contingent or otherwise.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: has the meaning specified in the definition of “Daily Simple SOFR”.

“Software”: as defined in clause (d) of the definition of “Intellectual Property.”

“Solvent”: as to any Person as of any date of determination, that (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities, as they become absolute and matured; (c) such Person has not, does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted immediately following the Closing Date. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area”: an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Subject Transaction”: with respect to any period of four consecutive fiscal quarters ended on the date of determination (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1), (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Subsidiary the effect of which is to increase the Company’s or any Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of increasing the Company’s or its relevant Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any business unit, line of business or division of the Company or a Subsidiary) not prohibited by this Agreement, (d) any incurrence or repayment of Indebtedness and/or (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Indebtedness”: any Indebtedness of any Loan Party or any of its Subsidiaries, which has been expressly subordinated to the Obligations in a manner and form reasonably satisfactory to the Administrative Agent, as directed in writing by the Required Lenders (which may be via email).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Survey”: a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty (20) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, provided that the Borrowers shall have a reasonable amount of time to deliver such redated survey, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent, as directed in writing by the Required Lenders, which may be via email) to the Administrative Agent, the Collateral Agent, and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue customary endorsements (at commercially reasonable rates taking into account the value of the Mortgaged Property to the overall transaction) or (b) otherwise acceptable to the Collateral Agent.

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Status Certificate”: as defined in Section 4.10(e)(B)(iii).

“Taxes”: all taxes, levies, imposts, duties, charges, fees, deductions, assessments or withholdings imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed with respect thereto.

“Term Benchmark”: used in reference to any Loan, refers to whether such Loan are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, other than pursuant to clause (c)(i) of the definition of “Base Rate.”

“Term Benchmark Loan”: Loans the rate of interest applicable to which is based upon the Adjusted Term SOFR Rate.

“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Determination Day”: has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Title Company”: any title insurance company as shall be retained by the Borrowers and reasonably acceptable to the Administrative Agent, as directed in writing by the Required Lenders (which may be via email).

“Transactions”: collectively, (a) the borrowing of the Loans on the Closing Date, (b) the negotiation, execution, delivery and performance by the Loan Parties of the Loan Documents, (c) the refinancing, repayment or redemption of certain of the 2027 Convertible Notes and (d) the payment of fees, costs and expenses incurred in connection with any of the foregoing.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Term Benchmark Loan.

“UK Financial Institution” any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States”: the United States of America.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Yield Maintenance Premium”: as defined in Section 4.2(e).

“Waivable Mandatory Prepayment”: as defined in Section 4.2(c).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder), (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) any references herein to any Person shall be construed to include such Person’s successors and assigns.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Accounting Terms.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Administrative Agent, the Company and the Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of the change in GAAP; provided that such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP.

(c) All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to exclude each variable interest entity that the Company is required to consolidate pursuant to FASB Accounting Standards Codification 810 “Consolidation,” as if such variable interest entity were not a Subsidiary as defined herein.

1.4 Timing of Payment or Performance Times of Day.

(a) When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Term Benchmark Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.5 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, but subject to Section 1.5(b), all financial ratios and tests (including the First Lien Leverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any period of four consecutive fiscal quarters ended on the date of determination (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1) during which any Subject Transaction occurs shall be calculated with respect to such period and each such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio or test (i) any Subject Transaction has occurred or (ii) any Person that subsequently became a Subsidiary or was merged, consolidated or amalgamated with or into any Borrower or any of the Subsidiaries or any joint venture since the beginning of such period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such period as if such Subject Transaction had occurred at the beginning of such period (it being understood, for the avoidance of doubt, that solely for purposes of calculating compliance with the Financial Covenants, no Subject Transaction occurring after the end of the relevant period shall be taken into account).

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including the Financial Covenants, the First Lien Leverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c) [Reserved]

(d) For purposes of calculating the First Lien Leverage Ratio, Consolidated Total Assets or the amount of Consolidated Adjusted EBITDA (including component definitions thereof), in connection with any Subject Transaction or any other transaction that requires testing of the foregoing for any period ended prior to the date of delivery of financial statements pursuant to Section 7.1(c) for the fiscal quarter ending September 30, 2025, the applicable reference period shall be the four consecutive fiscal quarters of the Company (taken as one accounting period) ended as set forth in the most recent financial report delivered to the Required Lenders by the Company prior to the Closing Date or pursuant to Section 7.1(c), as applicable.

1.6 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Loans.

(a) Initial Term Loan Commitments. Subject to the terms and conditions hereof, each Initial Term Loan Lender severally agrees to make, on the Closing Date, an Initial Term Loan to the Borrowers in an aggregate principal amount of $75,000,000 for all such Initial Term Loan Lenders (it being agreed that the Initial Term Loans shall be funded net of original issue discount in the amount set forth in Section 2.3 below). The full amount of the Initial Term Loans to be made pursuant to the Initial Term Loan Commitments must be drawn in a single drawing on the Closing Date. The Initial Term Loan Commitments will automatically and permanently terminate upon the funding of the Initial Term Loan by the Initial Term Loan Lenders on the Closing Date (it being understood and agreed that the Borrowers shall not be permitted to voluntarily terminate the Initial Term Loan Commitments). The Initial Term Loans may from time to time be Term Benchmark Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3. The Initial Term Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(b) DDTL Commitments. Subject to the terms and conditions hereof, each DDTL Lender severally agrees to make, at any time prior to the DDTL Commitment Termination Date, one DDTL Loan to the Borrowers in an aggregate principal amount of up to $25,000,000 for all such DDTL Lenders. The DDTL Commitments will automatically and permanently terminate upon the earlier of (x) the funding of the DDTL Loan during the DDTL Commitment Period (even if the entire amount of the DDTL Commitments are not funded on such date) and (y) the DDTL Commitment Termination Date. The DDTL Loans may from time to time be Term Benchmark Loans or Base Rate Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3. The DDTL Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

2.2 Procedure for Loan Borrowing. The Borrowers shall deliver to the Administrative Agent a fully executed Borrowing Notice, which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, three (3) Business Days prior to any anticipated Funding Date (and with respect to a DDTL Loan in connection with a Permitted Acquisition, may be conditioned on the closing of the applicable transaction), requesting that the applicable Lenders make the Loans on the applicable Funding Date and specifying the amount to be borrowed. If no election as to the Type of Loan is specified in any such notice, then the requested borrowing shall be of Base Rate Loans. If no Interest Period with respect to any Term Benchmark Loans is specified in any Borrowing Notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof. Not later than 12:00 Noon, New York City time, on the Funding Date or Closing Date, as applicable, each of the Lenders shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loans to be made by such Lender. The Administrative Agent shall make the proceeds of such Loans available to the Borrowers on such Borrowing Date by wire transfer in immediately available funds to the bank account set forth in the Borrowing Notice or in the funds flow set forth in the Borrowing Notice.

2.3 Fees. The Borrowers agree to pay closing fees to each Lender on the Closing Date as fee compensation for such Lender’s Commitment in an aggregate amount equal to 2.00% of the aggregate principal amount of the Facility, payable to such Lender; provided that, such upfront fees shall be structured as original issue discount (it being understood that the funding of the Initial Term Loans net of original issue discount as described in Section 2.1(a) satisfies in full the payment of the fee contemplated by this sentence). The Borrowers agree to pay, or cause to be paid, to the Administrative Agent the fees and expenses in the amounts and on the dates as set forth in the Agent Fee Letter and to perform any other obligations contained therein. All such fees referenced in this Section 2.3 shall be fully earned on the date paid or the Closing Date, as applicable, and nonrefundable.

2.4 Joint and Several Liability of Borrowers. Each Borrower hereby acknowledges and agrees that they are co-borrowers with respect to, and have joint and several liability on, the Loans and reimbursement obligations in respect of the other Obligations (other than Excluded Swap Obligations), subject only to the limitations of Section 2.1 of the Guarantee and Collateral Agreement. Each of the Borrower’s joint and several liability as co-borrowers hereunder shall not in any manner be impaired or affected by who receives or uses the proceeds of the Loans or for what purposes such proceeds are used, and each Borrower waives notice of requests for extensions of credit issued by, and the Loans made to or for the account of, any other borrower. In furtherance thereof, each Borrower agrees that wherever in this Agreement it is provided that a Borrower is liable for a payment, such obligation (other than Excluded Swap Obligations) is the joint and several obligation of each of the Borrowers. Each Borrower, to the fullest extent permitted by applicable law, hereby expressly waives and surrenders any defense to its joint and several liability on the Loans and the reimbursement obligations in respect of the other Obligations.

2.5 Borrower Representative. Each Borrower hereby irrevocably appoints and designates the Company (the “Borrower Representative”) as its representative and agent for all purposes under this Agreement and the other Loan Documents, including requests for Loans, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Lenders and/or the Agents. The Borrower Representative hereby irrevocably accepts such appointment. Each of the Lenders and the Agents shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower Representative on behalf of the Borrowers. Each of the Lenders and/or the Agents may give any notice or communication to the Borrowers (or any one or more of them) hereunder to the Borrower Representative on behalf of the Borrowers (or any one of them). Each of the Lenders and/or the Agents shall have the right, in its discretion, to deal exclusively with the Borrower Representative for any or all purposes under the Loan Documents. Each of the Borrowers agree that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Representative shall be binding upon and enforceable against it.

SECTION 3. [RESERVED].

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1 Optional Prepayments and Commitment Reductions.

(a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty except as described in Section 4.2(e) and Section 4.2(f), upon notice delivered to the Administrative Agent no later than (x) 12:00 Noon, New York City time, three (3) U.S. Government Securities Business Days prior thereto, in the case of Term Benchmark Loans and (y) no later than 12:00 Noon, New York City time, one (1) Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment of Loans and/or permanent reduction in Commitments, as applicable, and whether the prepayment of Loans is of Term Benchmark Loans or Base Rate Loans and if such payment is to be applied to prepay the Loans, the manner in which such prepayment is to be applied thereto; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owning pursuant to Section 4.11; provided, further, that such notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other Disposition of assets or any other event and may be revoked if the refinancing or sale, transfer, lease or other Disposition of assets or other event does not occur, so long as such revocation occurs on or prior to the prepayment date specified in such notice. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Benchmark Loans shall be in an aggregate principal amount of $500,000 or integral multiples of $100,000 in excess thereof. Partial prepayments of Base Rate Loans shall be in an aggregate principal amount of $250,000 or integral multiples of $100,000 in excess thereof.

(b) The Company may, upon not less than three Business Days’ prior written notice to the Administrative Agent (which original written notice the Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part any unused portion of the DDTL Commitments; provided, any such partial reduction of the DDTL Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

4.2 Mandatory Prepayments; Prepayment Premium; Yield Maintenance Premium.

(a) If any Indebtedness (other than Excluded Indebtedness) or Disqualified Capital Stock (other than Excluded Indebtedness) shall be incurred or issued by any Group Member after the Closing Date, in each case, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within three (3) Business Days of such incurrence, issuance or receipt toward the prepayment of the Loans as set forth in Section 4.2(d).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale, Sale and Leaseback Transaction permitted by Section 8.10 or Recovery Event then, such Net Cash Proceeds shall be applied within five (5) Business Days following the receipt thereof toward the prepayment of the Loans as set forth in Section 4.2(d); provided, that with respect to any such Net Cash Proceeds, the Borrowers may reinvest all or any portion thereof in assets used or useful for their or their Subsidiaries’ business within (x) two hundred and seventy (270) days following receipt thereof or (y) if the Borrowers or any Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within two hundred and seventy (270) days following receipt thereof, within one hundred eighty (180) days following the end of such two hundred and seventy (270) day period, provided further, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested prior to the end of the applicable period, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrowers reasonably determine that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 4.2(b).

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event any Loan Party is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which such Loan Party is required to make such Waivable Mandatory Prepayment, the Company shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Company and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Company and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Company shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders, and (ii) to the extent of any excess, to the Company for working capital and general corporate purposes.

(d) Amounts to be applied in connection with prepayments made pursuant to this Section 4.2 (except in connection with any Waivable Mandatory Prepayment) shall be applied to the prepayment of the Loans in accordance with Section 4.8. Each prepayment of the Loans under this Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid, the applicable Yield Maintenance Premium, the applicable Prepayment Premium and other amounts payable with respect to the principal amount being repaid or prepaid.

(e) Yield Maintenance Premium. If, on or prior to the one year anniversary of the Closing Date, the Borrowers pay (or is deemed to pay in the case of an acceleration of the Loans), for any reason (including, but not limited to, any optional prepayment, any mandatory prepayment pursuant to Section 4.2(a) or Section 4.2(b) (other than with respect to any Recovery Events), or after the occurrence of an Event of Default or after acceleration of the Loans including in connection with the commencement of any proceeding pursuant to any Debtor Relief Laws), all or any part of the principal balance of any Loan, the Borrowers shall pay to Administrative Agent, for the benefit of all Lenders entitled to a portion of such prepayment, an amount (the “Yield Maintenance Premium”) equal to (i) the difference (which shall not be less than zero) between (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the amount of the principal prepayment from the date of prepayment (or deemed prepayment in the case of an acceleration of the Loans) until the one year anniversary of the Closing Date, minus (B) the aggregate amount of interest Lenders would earn if the prepaid (or deemed prepaid in the case of an acceleration of the Loans) principal amount were reinvested for the period from the date of prepayment (or deemed prepayment in the case of an acceleration of the Loans) until the one year anniversary of the Closing Date at the Treasury Rate plus (ii) an amount equal to the Prepayment Premium that would otherwise be payable as if such prepayment (or deemed prepayment in the case of an acceleration of the Loans) had occurred on the day after the one year anniversary of the Closing Date. The term “Treasury Rate” shall mean a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate reasonably determined by Administrative Agent (as directed in writing by the Required Lenders (which may be via email)) on the date three (3) Business Days prior to the date of prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of no greater than the period for the remaining months until the one year anniversary of the Closing Date. No amount will be payable pursuant to the foregoing provisions with respect to any prepayment of all or any part of any Loan after the one year anniversary of the Closing Date. Nothing contained in this Section 4.2(e) shall permit any voluntary prepayment not otherwise permitted by the terms of this Agreement.

(f)

(i) In the event of the occurrence of any Prepayment Triggering Event, the Borrowers shall pay to the Administrative Agent, (1) for the ratable account of each Lender, in cash, a premium equal to (A) if such Prepayment Triggering Event occurs after the one-year anniversary of the Closing Date, but on or prior to the date that is twenty-four (24) months after the Closing Date, 3.00% of the aggregate principal amount of the Loans subject to such Prepayment Triggering Event, (B) if such Prepayment Triggering Event occurs after the date that is twenty-four (24) months after the Closing Date, but on or prior to the date that is thirty-six (36) months after the Closing Date, 1.00% of the aggregate principal amount of the Loans subject to such Prepayment Triggering Event and (C) if such Prepayment Triggering Event occurs after the date that is thirty-six (36) months after the Closing Date, 0.00% of the aggregate principal amount of Loans subject to such Prepayment Triggering Event (such amounts referred to in this Section 4.2(f)(i), the “Prepayment Premium”). The Prepayment Premium shall be due and payable on the date of each such Prepayment Triggering Event.

(ii) It is understood and agreed that if the Secured Obligations are accelerated (including pursuant to Section 9.1 as a result of any Event of Default, by operation of law or otherwise), the Prepayment Premium and the Yield Maintenance Premium shall also be due and payable on such date (to the extent applicable) and such Prepayment Premium and Yield Maintenance Premium shall constitute part of the Obligations. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof, the Prepayment Premium and the Yield Maintenance Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination of the Facility hereunder and the Borrowers agree that it is reasonable under the circumstances currently existing. The Prepayment Premium and the Yield Maintenance Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). THE BORROWERS HEREBY EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM AND THE YIELD MAINTENANCE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION OR OTHERWISE. The Borrowers expressly agree (to the fullest extent that it may lawfully do so) that: (A) the Prepayment Premium and the Yield Maintenance Premium are reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium and the Yield Maintenance Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and the Yield Maintenance Premium; and (D) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this Section 4.2(f). The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium and the Yield Maintenance Premium to the Lenders, as herein described is a material inducement to the Lenders to provide the Loans.

4.3 Conversion and Continuation Options.

(a) The Company may elect from time to time to convert Term Benchmark Loans to Base Rate Loans by giving the Administrative Agent prior notice of such election no later than 12:00 Noon, New York City time, one (1) U.S. Government Securities Business Day preceding the proposed conversion date; provided that any such conversion of Term Benchmark Loans made on any day prior to the last day of an Interest Period with respect thereto shall be subject to the terms of Section 4.11. The Company may elect from time to time to convert Base Rate Loans to Term Benchmark Loans by giving the Administrative Agent prior notice of such election no later than 12:00 Noon, New York City time, on the third U.S. Government Securities Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Term Benchmark Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Term Benchmark Loan may be continued as such when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such continuations; and provided further, that if the Company shall fail to give any required notice as described above in this clause (b) such Loans shall be automatically continued as Term Benchmark Loans with a one-month Interest Period on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) Notwithstanding anything to the contrary in this Agreement, all conversions, continuations and all selections of Interest Periods shall be made pursuant to such elections so that no more than three (3) tranches of Term Benchmark Loans shall be outstanding at any one time.

4.4 [Reserved].

4.5 Interest Rates and Payment Dates.

(a) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) [Reserved].

(d) If an Event of Default under Section 9.1(a), (c) (solely with respect to a breach of Section 8.1), (f) or (k) shall have occurred and be continuing, then, automatically in the case of an Event of Default under Section 9.1(f), or otherwise upon written notice from the Required Lenders, all Loans and any other overdue amounts payable hereunder (including any Prepayment Premium and any Yield Maintenance Premium, if applicable) shall bear interest (including post-petition interest in any proceeding under any Debtor Relief Laws) at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.5 plus 2%, and (ii) in the case of any such other amounts, the non-default rate then applicable to Base Rate Loans plus 2%, in each case until such Event of Default is no longer continuing.

(e) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to clause (d) of this Section 4.5 shall be payable in cash and from time to time on demand. From the Closing Date until and including the fiscal quarter ending on June 30, 2027, the Company shall, by delivering a written notice (a “Cash/PIK Election Notice”) to the Administrative Agent on or prior to the applicable Cash/PIK Election Date, elect whether interest payments in respect of the Loans for the applicable Interest Payment Date shall be (i) paid in cash (such election, the “Cash Option”) or (ii) paid in kind (such election, the “PIK Option”); provided that (x) if the Company fails to deliver a Cash/PIK Election Notice by the applicable Cash/PIK Election Date, the Company shall be deemed to have elected the PIK Option for the applicable Interest Payment Date and (y) if the Company is paying cash interest on any Subordinated Indebtedness or any Permitted Convertible Debt (other than the 2027 Convertible Notes) during the period ending on the applicable Interest Payment Date, the Company shall be deemed to have elected the Cash Option for the applicable Interest Payment Date. The Administrative Agent shall promptly notify each Lender of the Company’s election. If the Company elects (or is deemed to have elected) the Cash Option for any applicable Interest Payment Date, all interest payments with respect to the Loans shall be paid in cash on the applicable Interest Payment Date. If the Company elects the PIK Option for any applicable Interest Payment Date, all interest payments with respect to the Loans shall be paid in kind (the “PIK Interest”) on the applicable Interest Payment Date by increasing the outstanding principal balance of the Loans by the amount of such PIK Interest on each Interest Payment Date. From and after each such applicable Interest Payment Date for which the Company has elected (or is deemed to have elected) the PIK Option, the outstanding principal amount of the Loans shall without further action by any party hereto be deemed to be increased by the aggregate amount of PIK Interest so capitalized and added to the Loans in accordance with the immediately preceding sentence, whereupon such amount of PIK Interest so capitalized and added shall become principal and also accrue interest in accordance with the terms of this Section 4.5. For the avoidance of doubt, an election to pay in cash or in kind with respect to any given Interest Payment Date shall not affect the Company’s ability to elect to pay in cash or in kind with respect to any subsequent Interest Payment Date. All interest on the Loans due and payable on an Interest Payment Date occurring after the fiscal quarter ending on June 30, 2027 shall be paid in cash.

(f) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans (without any Yield Maintenance Premium or Prepayment Premium) or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, a Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

4.6 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of clause (a) of the definition of Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent (as directed in writing by the Required Lenders) shall as soon as practicable notify the Company and the Lenders of each determination of an Adjusted Term SOFR Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective; provided that the Administrative Agent has been notified of such change no later than the Business Day prior to such date. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Required Lenders pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Required Lenders shall, at the request of the Borrowers, promptly deliver to the Borrowers a statement showing the quotations used by the Required Lenders in determining any interest rate pursuant to Section 4.6(a).

4.7 [Reserved].

4.8 Pro Rata Treatment; Application of Payments; Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder shall be made pro rata according to the Pro Rata Shares of the Lenders.

(b) (i) The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, Term Benchmark Loans and (ii) except as otherwise set forth in Section 4.1, each payment (including each prepayment) on account of principal of and interest on the Loans shall be applied first, to the accrued and unpaid interest on the Loans being repaid, second to the Prepayment Premium and/or the Yield Maintenance Premium, if any, and third, to the outstanding principal amount of the Loans. Amounts repaid or prepaid on account of the Loans may not be reborrowed.

(c) All payments (including prepayments), to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent (as directed in writing by the Required Lenders (which may be via email)) in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this clause (d) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate, on demand, from the Borrowers.

(e) Unless the Administrative Agent shall have been notified in writing by the Company prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(f) Notwithstanding anything to the contrary contained herein, the provisions of this Section 4.8 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

4.9 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on or with respect to its loans, letters of credit commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein,

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender delivered to the Company (x) setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 4.9 and, in reasonable detail, the manner in which such amount or amounts were determined and (y) certifying that such Lender is generally charging such amounts to similarly situated borrowers, shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.9 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 4.9 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.10 Taxes.

(a) Payments Free of Indemnified Taxes. All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any applicable withholding agent shall be required by any Requirement of Law to deduct or withhold any Taxes in respect of any such payment, then (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions applicable to additional sums payable under this Section 4.10) the applicable Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrower. The Borrowers shall indemnify the Agents and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 4.10) imposed on or payable by such Agent or Lender, as the case may be, with respect to this Agreement or any other Loan Document, and any reasonable expenses arising therefrom, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Tax Forms. Each Lender shall deliver to the Company and to the Administrative Agent, whenever reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, (A) to determine whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction. Notwithstanding anything to the contrary in this Section 4.10(e), the completion, execution and submission of such documentation (other than Section 4.10(e)(A), (B)(i)-(iv) and (C)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If any form, certification or other documentation provided by a Lender pursuant to this Section 4.10(e) (including any specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly notify the Company and the Administrative Agent in writing and shall promptly update or otherwise correct the affected documentation or promptly notify the Company and the Administrative Agent in writing that such Lender is not legally eligible to do so.

Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent two duly completed and executed originals of IRS Form W-9 on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Company or the Administrative Agent) as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to U.S. federal backup withholding or information reporting requirements;

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), two duly completed and executed copies of whichever of the following is applicable:

(i) IRS Form W-8BEN or W-8BEN-E (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) IRS Form W-8ECI (or any successor thereto) claiming that specified payments (as applicable) under this Agreement or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibits H-1, H-2, H-3 or H-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company, within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) IRS Form W-8BEN or W-8BEN-E (or any successor thereto),

(iv) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s)); provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s), or

(v) any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) if any payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Notwithstanding anything to the contrary in this Section 4.10(e), no Lender shall be required to deliver any documentation pursuant to this Section 4.10(e) that it is not legally eligible to deliver.

(f) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 4.10(e).

(g) If any of the Agents or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 4.10, it shall promptly pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 4.10 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes), as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Agents or any Lender be required to pay any amount to any Loan Party pursuant to this clause (g) the payment of which would place such Agent or Lender in a less favorable net-after-Tax position than such Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require such Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) The agreements in this Section 4.10 shall survive the termination of this Agreement, any assignment by or replacement of a Lender or the resignation or replacement of the Administrative Agent and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

4.11 Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense (excluding loss of profit) that such Lender may sustain or incur as a consequence of (a) default by a Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Borrower in making any prepayment of or conversion from Term Benchmark Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of, or a conversion from, Term Benchmark Loans on a day that is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12 Designation of a Different Lending Office. If any Lender requests compensation under Section 4.9 or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.10, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.9 or Section 4.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

4.13 Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests compensation under Section 4.9 or with respect to which any Borrower is required to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 4.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12, (b) is a Non-Consenting Lender, or (c) is a Defaulting Lender, as applicable, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution or entity shall purchase, at par, all Loans and other amounts (including all principal, accrued interest, and fees (including, without limitation, any Prepayment Premium and any Yield Maintenance Premium that would have been due if such Lender’s Loans had been prepaid pursuant to Section 4.1(a) on such date)) owing to such replaced Lender on or prior to the date of replacement, (iii) each Borrower shall be liable to such replaced Lender under Section 4.11 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution or entity shall be an Eligible Assignee, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that, except in the case of clause (c) hereof, the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10, as the case may be, (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender, and (viii) in the case of a Non-Consenting Lender, (A) the replacement financial institution or entity shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender and (B) to the extent applicable, the Borrowers shall pay any amounts due to such Non-Consenting Lender pursuant to Section 4.2(e) and/or Section 4.2(f).

4.14 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrowers (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), the assigning Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers), shall maintain the Register, in each case pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), the assigning Lender) hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

(d) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, the such Borrower will execute and deliver to such Lender a promissory note of such Borrower evidencing any Loans of such Lender, substantially in the forms of Exhibit D, with appropriate insertions as to date and principal amount.

4.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert Base Rate Loans to Term Benchmark Loans shall forthwith be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist and (b) such Lender’s Loans then outstanding as Term Benchmark Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (the interest rate on such Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”). If any such conversion of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16 Effect of Benchmark Transition Event.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 4.16, if:

(i) the Required Lenders determine (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Loan, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Required Lenders advise the Company and the Administrative Agent, that (A) prior to the commencement of any Interest Period for a Term Benchmark Loan, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Loan for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Loan;

then the Administrative Agent (as directed in writing by the Required Lenders) shall give written notice thereof to the Company and the Lenders as promptly as practicable thereafter and, until (x) the Administrative Agent (as directed in writing by the Required Lenders) notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new conversion request in accordance with the terms of Section 4.3, any conversion request that requests the conversion of any Loan to, or continuation of any Loan as, a Term Benchmark Loan and any Borrowing Notice that requests a Term Benchmark Loan shall instead be deemed to be an conversion request or a Borrowing Notice, as applicable, for a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Loans, then all other Types of Loans shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 4.16(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent (as directed in writing by the Required Lenders) notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new conversion request in accordance with the terms of Section 4.3, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Required Lenders will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent (as directed in writing by the Required Lenders) will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by any Lender (or group of Lenders)

pursuant to this Section 4.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.16.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Required Lenders in their reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Required Lenders may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Required Lenders may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Loan or of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any request for a Term Benchmark Loan into a request for a Loan of or conversion to a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 4.16, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

(g) None of the Agents shall have any obligation to determine, identify or calculate SOFR, Term SOFR, any Benchmark, the Unadjusted Benchmark Replacement, any Benchmark Replacement, any alternative rate, or any constituent rate of the forgoing, any adjustment (including any Benchmark Replacement Adjustment) or modifier to the forgoing, or have any responsibility to determine the unavailability of the forgoing, or the occurrence or non-occurrence of any event, circumstance or date related to the foregoing. Each of the Agents shall be entitled to rely on any such determination, identification or selection made under this Agreement, and shall have no liability for (i) such determination, identification or selection by the Borrowers and the Required Lenders hereunder, (ii) any failure or delay of any party in performing its duties under this Agreement or any other document as a result the unavailability of any applicable rate, (iii) the unavailability of the methodology or conventions for calculations of any of the foregoing or (iv) the failure or delay of any Person in making any determination hereunder, or delivering any direction, instruction, clarification, notice or information requested or contemplated by the terms of this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, each Borrower hereby represents and warrants to each Agent and each Lender that:

5.1 Financial Condition. (i) The audited consolidated balance sheets and related statements of operations and cash flows of the Company and its Subsidiaries as of and for the fiscal year ended December 31, 2022, copies of which are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval System (EDGAR), have been prepared in accordance with GAAP applied consistently throughout the periods involved, and at the time delivered presented fairly in all material respects, the combined financial condition of the Company and its Subsidiaries as at such dates and (ii) the unaudited consolidated balance sheets and related statements of operations and cash flows of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2024 and 2023, copies of which have heretofore been delivered to each Lender by the Company, at the time delivered presented fairly in all material respects, as reasonably determined by the Company, the combined financial condition of the Company and its Subsidiaries as at such dates.

5.2 No Change. Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Except as permitted under Section 7.14 and Section 8.4, each Loan Party (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with the terms of all Requirements of Law, except to the extent that any failure under clauses (b), (c) or (d) to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Subject to Section 7.14, each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Transactions or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices which have been, or will be, obtained or made and are in full force and effect on or before the Closing Date, (b) the filings referred to in Section 5.19, and (c) any other consent, authorization, filing or notice the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. Subject to Section 7.14, this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not (a) violate (i) the Organizational Documents of any Loan Party, (ii) any Requirement of Law, (iii) any material Contractual Obligation of any Group Member and (b) result in, or require, the creation or imposition of any Lien on any Group Member’s respective properties or revenues (other than the Liens created by the Security Documents), except for any violation set forth in clauses (a)(ii) or (a)(iii) which would not reasonably be expected to result in a Material Adverse Effect.

5.6 Litigation and Adverse Proceedings. Except as set forth in Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened in writing against any Group Member or against any of their respective properties or revenues which would reasonably be expected to have a Material Adverse Effect.

5.7 [Reserved].

5.8 Ownership of Property; Liens. Each Group Member has title in fee simple (or local law equivalent) to all of its owned real property, a valid leasehold interest in all its leased real property, and good title to, or a valid leasehold interest in, license to, or right to use, all its other tangible Property, if any, and no such Property is subject to any Lien except as permitted by Section 8.3 or the Security Documents, except for minor defects in title or interest that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes., and except as would not reasonably be expected to result in a Material Adverse Effect.

5.9 Intellectual Property. All Material Intellectual Property owned by the Group Members is exclusively owned free and clear of all Liens, other than (i) as permitted by Section 8.3 or the Security Documents, (ii) licenses listed on Schedule 5.9, (iii) other non-exclusive licenses granted in the ordinary course of business consistent with past practices, and (iv) licenses from any Group Member to any Loan Party. The conduct of, and the use of Material Intellectual Property in, the business of the Group Members as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person in any material respect.

5.10 Taxes. Each Group Member has filed or caused to be filed all federal and state income and other Tax returns that are required to be filed by it and has paid all federal and state income and other Taxes payable by it (whether or not shown on a Tax return and including in its capacity as a withholding agent) (a) other than any Tax the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member and (b) except as would not reasonably be expected to result in a Material Adverse Effect. There is no pending (or, to the knowledge of Borrowers, proposed) Tax assessment, audit, claim or proceeding against the Borrowers or any of their Subsidiaries (or any consolidated, affiliated or similar group of which the Borrowers or any of their Subsidiaries is a member) which (i) is not being actively contested by the applicable Borrower and/or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor and (ii) would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.11 Federal Reserve Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of buying or carrying Margin Stock. No part of the proceeds of any extension of credit under this Agreement will be used for any purpose that violates the provisions of Regulation U or X of the Board.

5.12 Labor Matters. (a) There are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

5.13 ERISA. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) neither a Reportable Event nor a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, has occurred or is reasonably expected to occur with respect to any Single Employer Plan; (b) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred or is reasonably expected to occur; (d) no Lien against the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or a Multiemployer Plan has arisen or is reasonably expected to occur; (e) no Borrower nor any Commonly Controlled Entity has had or reasonably expects to have a complete or partial withdrawal (including under Section 4062(e) of ERISA) from any Single Employer Plan or Multiemployer Plan; (f) to the knowledge of the Borrowers, no such Multiemployer Plan is Insolvent; and (g) no Borrower nor any Commonly Controlled Entity has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

5.14 Investment Company Act. No Group Member is required to be registered as an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.15 Capital Stock and Ownership Interests of Subsidiaries. As of the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of formation or incorporation of each Group Member and, as to each such Group Member (other than the Company), states the authorized and issued capitalization of such Group Member, the beneficial and record owners thereof and the percentage of each class of Capital Stock owned by any Loan Party as of the Closing Date, (b) except as set forth on Schedule 5.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees, independent contractors or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member (other than the Company), except as created by the Loan Documents or as permitted hereby.

5.16 [Reserved].

5.17 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Real Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation by any Group Member of, or would reasonably be expected to give rise to liability of any Group Member under, any Environmental Law;

(b) no Group Member has received any written claim, demand or notice alleging it has violated, or has any actual or potential liability under, any Environmental Laws with regard to any of the Real Properties or relating to any Group Member, nor does any Borrower have knowledge or reason to believe that any such claim, demand or notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Real Properties by any Group Member or, to the Borrowers’ knowledge, by any other person in a manner or to a location that would reasonably be expected to give rise to liability of any Group Member under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of by any Group Member or, to the Borrower’s knowledge, by any other person at, on or under any of the Real Properties in a manner that would reasonably be expected to give rise to liability of any Group Member under any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which any Group Member is or, to the Borrowers’ knowledge, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Real Properties or relating to any Group Member;

(e) there has been no Release or threat of Release of Materials of Environmental Concern (i) by any Group Member or, to the Borrowers’ knowledge, by any other person at, on, under or from the Real Properties, or (ii) arising from or related to the operations of any Group Member, in amounts or in a manner that would reasonably be expected to give rise to liability of any Group Member under Environmental Laws;

(f) each Group Member and, to the extent occurring during the period of ownership or operation by any Group Member, the Real Properties and all operations at the Real Properties are in compliance, and, to the Borrowers’ knowledge, have in the last three (3) years been in compliance, with all applicable Environmental Laws; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws, nor is any Group Member paying for or conducting, in whole or in part, any response or other corrective action to address any Materials of Environmental Concern at any location pursuant to any Environmental Law.

5.18 Accuracy of Information, Etc. No written statement contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in the light of the circumstances under which such statements were made after giving effect to any supplements thereto; provided, however, that with respect to the projections, other pro forma financial information and information of a general economic or industry-specific nature contained in the materials referenced above, the Borrowers represent only that the same were prepared in good faith and are based upon assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such information is not to be viewed as fact, is by its nature inherently uncertain and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount.

5.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under Article 9 of the Uniform Commercial Code), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). In the case of (i) the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when stock or interest certificates representing such Pledged Equity Interests (along with properly completed security or interest powers endorsing the Pledged Equity Interests and executed by the owner of such security or interests are delivered to the Collateral Agent) and (ii) the other Collateral described in the Guarantee and Collateral Agreement (other than deposit accounts), when financing statements and other filings specified on Schedule 5.19 in appropriate form are filed in the offices specified on Schedule 5.19, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (to the extent a security interest in such Collateral can be perfected through the filing of financing statements and such other filings, and through the delivery of Pledged Equity Interests and Pledged Notes (as defined in the Guarantee and Collateral Agreement), if any, required to be delivered within the time frame set forth in Schedule 7.14), as security for the Secured Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3) subject in the case of the Intellectual Property included in the Collateral and that is the subject of any application or registration, to the recordation of appropriate evidence of the Collateral Agent’s Lien in the United States Patent and Trademark Office and/or United States Copyright Office, as appropriate.

(b) When any Mortgage is filed in the recording office designated by the Borrowers, such Mortgage shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 8.3 or other encumbrances or rights permitted by the relevant Mortgage).

5.20 Solvency. The Borrowers and their Subsidiaries (on a consolidated basis), after giving effect to the Transactions, are Solvent.

5.21 Senior Indebtedness. The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Loan Party under and as defined in any documentation with respect to Subordinated Indebtedness.

5.22 Anti-Terrorism Laws; Sanctions.

(a) The Loan Parties and their Subsidiaries, and their respective directors, officers, employees, agents and representatives are and have been for the past five (5) years in compliance with Anti-Terrorism Laws and Sanctions in all respects. No (a) Loan Party, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Loan Party’s behalf in connection with this Agreement is a Sanctioned Person; (b) Loan Party directly, or to the knowledge of the Borrowers indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Country in violation of Sanctions, or any transactions or other dealings that otherwise are prohibited by any Ant-Terrorism Laws; (c) Collateral is Embargoed Property. The Loan Parties and their Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to ensure compliance by each Loan Party and its Subsidiaries, and their respective directors, officers, employees, and agents with such laws and with the representation and warranty contained herein.

(b) No borrowing of a Loan or use of proceeds thereof by any Loan Party or its Subsidiaries will directly or, knowingly, indirectly, violate Anti-Terrorism Laws or Sanctions.

(c) There has not been, and there is no, pending or, to the knowledge of the Borrowers, threatened in writing, litigation, investigation or proceeding before any court or other Governmental Authority against any Loan Party or any Subsidiary of a Loan Party, or any of their officers, directors, employees, agents or representatives, or any informal or formal investigation by any Loan Party, a Subsidiary of a Loan Party, or their respective legal representatives involving the foregoing, that relates to an actual, potential or alleged violation of Sanctions or Anti-Terrorism Laws; nor has there occurred any event or does there exist any condition on the basis of which any such claim may be asserted.

5.23 Anti-Corruption Laws(a) . The Loan Parties and their Subsidiaries, and their respective directors and officers and, to the knowledge of the Borrowers, employees, representatives and agents, are in all material respects in compliance with Anti-Corruption Laws and have instituted and maintain and will continue to maintain policies and procedures designed to ensure compliance by each Loan Party and its Subsidiaries, and their respective directors, officers, employees, and agents with such laws. No borrowing of a Loan or use of proceeds thereof by any Loan Party or its Subsidiaries will directly or, knowingly, indirectly, violate Anti-Corruption Laws. There is no pending nor, to the knowledge of the Borrowers, threatened in writing, litigation, investigation or proceeding before any court or other Governmental Authority against any Loan Party or any Subsidiary of a Loan Party, any of their officers, directors, or, to the knowledge of the Borrowers, employees, representatives or agents, or any informal or formal investigation by any Loan Party, a Subsidiary of a Loan Party, or their respective legal representatives involving the foregoing, that relates to an actual, potential or alleged violation of Anti-Corruption Laws by the Loan Parties or their Subsidiaries.

5.24 Beneficial Ownership Certification(a) . As of the Closing Date, and as updated from time to time in accordance with this Agreement, the Beneficial Ownership Certification is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent and the Lenders shall have received (i) this Agreement, executed and delivered by each Agent party hereto, each Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement and each other Security Document required to be delivered on the Closing Date, executed and delivered by each Borrower and each other Loan Party that is a party thereto, (iii) the Intercompany Note, executed and delivered by the Collateral Agent and each Group Member, (iv) the Perfection Certificate, executed and delivered by each Loan Party, together with all attachments contemplated thereby, (v) the Agent Fee letter, executed and delivered by each Borrower, and (vi) a Note executed by the Borrowers in favor of each Lender that has requested a Note at least three Business Days in advance of the Closing Date.

(b) [Reserved].

(c) Searches. The Administrative Agent and the Lenders shall have received the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions contemplated by the Perfection Certificate (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office), and such searches shall reveal no Liens or judgments on any of the assets of the Loan Parties except for Liens permitted by Section 8.3 or Liens and judgments discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent and the Lenders.

(d) Fees and Expenses. The Agents and the Lenders shall have received all reasonable and documented out-of-pocket costs and expenses invoiced at least two (2) Business Days prior to the Closing Date (or such shorter period as may be agreed to by the Company) and required to be paid to the Lenders and the Administrative Agent as of the Closing Date, including, without limitation, the reasonable and invoiced fees and disbursements of counsel to the Agents and the Lenders.

(e) Closing Certificate. The Administrative Agent and the Lenders shall have received a certificate of each Loan Party, dated the Closing Date, with appropriate insertions and attachments including the certificate of incorporation or certificate of formation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party.

(f) Legal Opinions. The Administrative Agent and the Lenders shall have received the legal opinions of (i) Sidley Austin LLP, counsel to the Loan Parties, and (ii) such other special and local counsel as may be required by the Administrative Agent and the Lenders, in each case in form and substance reasonably satisfactory to the Lenders. Such legal opinions shall be addressed to the Agents and the Lenders and shall cover such other matters incident to the transactions contemplated by this Agreement as the Lenders or the Administrative Agent may reasonably require that are customary for transactions of this kind.

(g) Borrowing Notice. The Borrowers shall have delivered to the Administrative Agent and the Lenders the Borrowing Notice in accordance with this Agreement.

(h) Filings, Registrations and Recordings. Each Uniform Commercial Code financing statement and each Intellectual Property Security Agreement required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(i) Solvency Certificate. The Administrative Agent and the Lenders shall have received a solvency certificate in the form of Exhibit G, executed as of the Closing Date by the chief financial officer or interim chief financial officer of the Company.

(j) Possessory Collateral. (i) The Borrowers shall have delivered to the Collateral Agent the certificates representing the shares of certificated Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an acknowledgement and consent, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement, and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement duly executed (without recourse) in blank (or accompanied by an undated instrument of transfer executed in blank and satisfactory to the Collateral Agent) by the pledgor thereof.

(k) Insurance. The Administrative Agent and the Lenders shall have received a certificate or certificates as to coverage under the insurance policies required by Section 7.5, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and lender loss payee thereunder to the extent required by Section 7.5, in each case, in form and substance reasonably satisfactory to the Collateral Agent and the Lenders.

(l) Patriot Act, Etc. The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as requested by any Lender at least seven Business Days prior to the Closing Date.

(m) Officer’s Certificate. The Administrative Agent and the Lenders shall have received a certificate, dated the Closing Date, executed by any Responsible Officer of the Company certifying that the conditions specified in Sections 6.2(a) and (b) have been satisfied.

The Administrative Agent shall have no duty to independently investigate or determine whether any conditions precedent to the extension of credit on the Closing Date have been satisfied.

Each Lender, by delivering its signature page to this Agreement and funding an Initial Term Loan on the Closing Date, shall be deemed to have consented to, approved or accepted or to be satisfied with, each Loan Document and each other document required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2 Conditions to Each Extension of Credit. Except as set forth below, the agreement of each Lender to make any extension of credit requested to be made by it on any date, including the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects where already qualified by materiality, Material Adverse Effect or similar language) on and as of such date as if made on and as of such date (except to the extent made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects where already qualified by materiality, Material Adverse Effect or similar language) on and as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) No MAE. Since the Closing Date, no Material Adverse Effect shall have occurred or would result from such extension of credit.

(d) Borrowing Notice. The Borrowers shall have delivered to the Administrative Agent and the Lenders the Borrowing Notice in accordance with this Agreement.

(e) Fees and Expenses. The Agents and the Lenders shall have received all reasonable and documented out-of-pocket costs and expenses invoiced at least two (2) Business Days (or such shorter period as may be agreed to by the Company) prior to the applicable Funding Date to the extent permitted by Section 11.5, including, without limitation, the reasonable and invoiced fees and disbursements of counsel to the Agents and the Lenders.

Each borrowing by the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the applicable conditions contained in this Section 6.2 have been satisfied.

By extending credit on any date, the Lenders shall be deemed to have instructed the Administrative Agent that all conditions precedent in Section 6.1 and/or Section 6.2, as applicable, have been satisfied. The Administrative Agent shall have no duty to independently investigate or determine whether any conditions precedent in this Section 6 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, on and after the Closing Date, so long as the Commitments remain in effect, or any Loan or other amount is owing to any Lender or Agent hereunder (other than contingent obligations for which no claim has been made), the Borrowers shall and shall cause each of their Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender:

(a) with respect to the fiscal years ended on December 31, 2023 and December 31, 2024 and with respect to the fiscal year ending on December 31, 2025, in each case, when available: (A) a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income or operations, members’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for the previous year, reported on by BDO USA, LLP or another nationally recognized firm or other independent certified public accountants reasonably acceptable to the Administrative Agent (as directed in writing by the Required Lenders, which may be via email), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any “going concern” resulting solely from (i) an upcoming maturity date under the Facility occurring within one year from the time such opinion is delivered or (ii) an actual or prospective breach of any Financial Covenant) and (B) with respect to the financial statements being delivered for the fiscal year ending on December 31, 2025, a copy of the financial report prepared for the Company’s board of directors with respect to such fiscal year, which report shall include a “flash report” regarding profits and losses of the business of the Company and its Subsidiaries, together with customary commentary on the performance of the business (with respect to what constitutes “customary commentary,” in each case, as reasonably determined by the Company);

(b) commencing with the fiscal year ending on December 31, 2026, within ninety (90) days after the end of each such fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income or operations, members’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by BDO USA, LLP or another nationally recognized firm or other independent certified public accountants reasonably acceptable to the Administrative Agent (as directed in writing by the Required Lenders, which may be via email), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any “going concern” resulting solely from (i) an upcoming maturity date under the Facility occurring within one year from the time such opinion is delivered or (ii) an actual or prospective breach of any Financial Covenant); and

(c) (1) with respect to the quarterly period of the Company for the fiscal quarter ending on June 30, 2025, within eighty (80) days after the end of such fiscal quarter, a copy of the financial report prepared for the Company’s board of directors with respect to such fiscal quarter, which report shall include a “flash report” regarding profits and losses of the business of the Company and its Subsidiaries, together with customary commentary on the performance of the business (with respect to what constitutes “customary commentary”, as reasonably determined by the Company) and (2) with respect to the quarterly periods of the Company commencing with the fiscal quarter ending on September 30, 2025 and ending with the fiscal quarter ending (and including) December 31, 2026, within eighty (80) days after the end of such fiscal quarter: (A) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income or operations, members’ equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operation, members’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (B) a copy of the financial report prepared for the Company’s board of directors with respect to such fiscal quarter, which report shall include a “flash report” regarding profits and losses of the business of the Company and its Subsidiaries, together with customary commentary on the performance of the business; and

(2) within forty-five (45) days after the end of each of the first three quarterly periods of the Company for each fiscal year commencing with the fiscal quarter ending March 31, 2027, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income or operations, members’ equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operation, members’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

At such time as is reasonably agreed between the Administrative Agent (as directed in writing by the Required Lenders, which may be via email) and the Company, but no earlier than the date on which financial statements are delivered in accordance with this Section 7.1 for each fiscal year or fiscal quarter of the Company, as applicable, the Company shall participate in a conference call to discuss results of operations of the Company and its consolidated Subsidiaries with the Lenders (the conference call that relates to the fiscal quarter ended June 30, 2025, the “First Lender Call”).

Documents required to be delivered pursuant to Section 7.1 or Section 7.2(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval System (EDGAR); (ii) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 7.1; or (iii) on which such documents are delivered to the Administrative Agent to be posted on the Company’s behalf on the Platform; provided that, the Company shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, to review or investigate the content of any document delivered (and the delivery thereof shall not constitute actual notice to the Administrative Agent of any information contained therein) and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2 Certificates; Other Information. Furnish to the Administrative Agent:

(a) concurrently with the delivery of any financial statements pursuant to Section 7.1, a Compliance Certificate, which shall include the following: (i) a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate, (ii) to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, a listing of any Intellectual Property which is the subject of a United States federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) and exclusive licenses of registered Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date) and (iii) concurrently with delivery of financial statements under Section 7.1(b) (or, with respect to the fiscal year ending December 31, 2025, concurrently with the delivery of the financial statements under Section 7.1(c) for the fiscal quarter ending December 31, 2025), setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this clause (iii);

(b) no later than ninety-five (95) days after the end of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year shown on a quarterly basis (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto and projected covenant compliance levels) (collectively, the “Projections”);

(c) a certificate of a Responsible Officer certifying as to compliance with Section 8.1(b) in the form attached hereto as Exhibit I, which certificate shall be delivered on the fifth (5th) Business Day of each month, commencing with the fiscal month ending July 31, 2025, for the monthly period since the date the last such certificate was delivered hereunder, or in the case of the first such certificate delivered after the Closing Date, since the Closing Date;

(d) promptly after the furnishing thereof, copies of any material written statement or report furnished to any holder of Material Indebtedness and/or any agent or lender, in each case, pursuant to the terms of any indenture, loan or credit or similar agreement;

(e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrowers or any of their Subsidiaries by independent accountants in connection with the accounts or books of such Borrower or any of their Subsidiaries or any audit of any of them;

(f) promptly after the same are available, copies of each annual report or financial statement sent to the stockholders of the Company, and copies of all annual reports which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any of the Subsidiaries (including, without limitation, with respect to compliance with Sanctions, Anti-Terrorism Laws, the Beneficial Ownership Regulation, and/or a Reportable Compliance Event), or compliance with the terms of any Loan Document, as in each case the Agents may reasonably request (for itself or on behalf of the Lenders).

Notwithstanding anything to the contrary in Section 7.2(g), neither the Borrowers nor any Subsidiary will be required to disclose any documents, information or other matter pursuant to Section 7.2(g) that constitutes non-financial trade secrets or non-financial proprietary information.

7.3 Payment of Taxes. Pay all federal and state income and other taxes, assessments, fees or other charges imposed on it or any of its property by any Governmental Authority, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.4 Maintenance of Existence; Compliance.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence except as permitted hereunder and (ii) maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) as would not reasonably be expected to result in a Material Adverse Effect.

(b) Comply with (i) its Organizational Documents, (ii) all Requirements of Law (including, without limitation, and as applicable, ERISA and the Code) and all orders, writs, injunctions and decrees applicable to it or to its business or property, in each case of this clause (ii), except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect and (iii) the contracts, documents and or agreements set forth in Schedule 7.4, in each case on the standards set forth in such schedule.

7.5 Maintenance of Property; Insurance.

(a) (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party shall, and shall cause its Subsidiaries to, (i) maintain adequate administrative, physical, and technical security measures and procedures to protect the confidentiality, integrity, and security of the Loan Paty Systems and the Loan Party Data in all material respects, in all cases including from theft, corruption, loss or unauthorized use, access, interruption, deletion, or modification by any Person, and (ii) keep all Loan Party Systems operational and maintain adequate backups and disaster recovery arrangements that are at least reasonable and at least consistent with, as protective as, and no less rigorous than, industry standards for companies and businesses of similar size in similar industries.

(c) Maintain in all material respects with carriers reasonably believed by the Borrowers to be financially sound and reputable or through reasonable and adequate self-insurance insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Borrowers and their Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(d) if any portion of any Mortgaged Property on which a “Building” (as determined in 12 CFR Chapter II, Section 339.2) is at any time located in an area identified by FEMA (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrowers shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

The Borrowers shall ensure that each such policy of property or liability insurance shall, unless otherwise agreed by the Administrative Agent, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each property insurance policy, contain a lender loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the lender loss payee thereunder (in the case of property insurance with respect to the Collateral) and (iii) provide that no cancellation or substantial modification thereof shall be effective until at least thirty (30) days (ten (10) days for non-payment) after delivery to the Administrative Agent of written notice thereof.

7.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in a manner to allow financial statements to be prepared in accordance with GAAP in all material respects, and (b) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable advance notice to the Company (which shall not be less than two (2) Business Days) and to discuss the business, operations, properties and financial and other condition of the Group Members with the officers of the Group Members and with their independent certified public accountants (provided, that the Company or its Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants; provided, further than the Company shall only be required to use commercially reasonable efforts to cause its independent certified public accountants to speak with representatives of the Administrative Agent); provided that, excluding such visits during the continuation of an Event of Default, such visits shall be limited to no more than one such visit per calendar year. Notwithstanding anything to the contrary in this Section 7.6, neither the Company nor any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes a trade secret or proprietary information, (ii) is subject to attorney-client or similar privilege or constitutes attorney work product, or (iii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by any Requirement of Law or any agreement binding on any Loan Party or any Subsidiary (so long as such agreement was not entered into to circumvent this Section 7.6).

7.7 Notices. Give notice to the Administrative Agent of:

(a) promptly (but in any event within five (5) Business Days) after a Responsible Officer obtaining knowledge, the occurrence of any Default or Event of Default;

(b) promptly (but in any event within five (5) Business Days) after a Responsible Officer obtaining knowledge, any litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c) promptly (but in any event within five (5) Business Days) after a Responsible Officer obtaining knowledge: (i) any litigation or proceeding affecting any Group Member which alleges the invalidity or unenforceability of any Loan Document and (ii) any attachment, judgment, lien, levy or order exceeding $10,000,000 that may be assessed against or threatened in writing against any Loan Party or any Subsidiary thereof;

(d) promptly (but in any event within five (5) Business Days) after a Responsible Officer obtaining knowledge, any development or event that has had or would reasonably be expected to have a Material Adverse Effect;

(e) promptly (but in any event within five (5) Business Days), after a Responsible Officer obtains knowledge thereof, the occurrence of any ERISA Event; and

(e) promptly (but in any event within five (5) Business Days) after receipt thereof by the Company or any of its Subsidiaries, (i) with respect to any existing investigation or inquiry by the SEC (or any comparable agency in any applicable non-U.S. jurisdiction), (A) from the Closing Date to the date of the First Lender Call, give notice to the Administrative Agent of any adverse change in such investigation or inquiry that is material and (B) give notice to the Administrative Agent of any action or event that would reasonably be expected to have a Material Adverse Effect and (ii) copies of each other notice or other correspondence received from the SEC (or any comparable agency in any applicable non-U.S. jurisdiction) concerning any other investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Loan Party or such Subsidiary.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.

7.8 Environmental Laws.

(a) Comply with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws to address Materials of Environmental Concern, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the requirement to conduct or complete such activities or comply with such law is being disputed by the Company or relevant Subsidiary in the appropriate forum and except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.9 Additional Collateral, Etc.

(a) Subject to the terms of the Guarantee and Collateral Agreement, with respect to any property acquired by any Loan Party after the Closing Date (other than (x) any property described in clause (b), (c) or (d) below and (y) property that is not required to become subject to Liens in favor of the Collateral Agent pursuant to the Loan Documents) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, within sixty (60) days of such acquisition (or such later date as the Administrative Agent may agree, as directed in writing by the Required Lenders (which may be via email)), (i) execute and deliver to the Collateral Agent such amendments to the applicable Security Document or such other documents as are needed to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (ii) take all actions to grant the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Liens permitted by Section 8.3 hereof), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and, in the case of Intellectual Property included in the Collateral and subject to a United States federal registration or federal application, no later than concurrently with the delivery of any financial statements pursuant to Section 7.1(c), the delivery for filing of an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Required Lenders, or as may be reasonably requested by the Administrative Agent or Collateral Agent.

(b) With respect to any fee interest in any owned real property having a fair market value (together with improvements thereof) of at least $5,000,000 individually, and $50,000,000 in the aggregate acquired after the Closing Date by any Loan Party (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(f) and/or (y) real property acquired by an Excluded Subsidiary), promptly (but in any event within one hundred twenty (120) days of such acquisition, or such later date as the Administrative Agent may agree, as directed in writing by the Required Lenders (which may be via email)) (i) execute and deliver a first priority Mortgage subject to Liens permitted by Section 8.3 hereof, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Secured Parties with an ALTA or other lender’s title insurance policy (or marked up pro forma title insurance commitment having the effect of a policy of title insurance) issued by a Title Company, covering such real property in an amount equal to the fair market value (or such other amount as shall be reasonably acceptable to the Collateral Agent, free and clear of all defects and encumbrances except Permitted Liens, together with such endorsements as are customary for transactions of this type, and such title insurance policy shall not include a general exception for mechanics’ liens; provided, however, that in jurisdictions that impose mortgage or similar recording taxes, the Security Documents shall not secure indebtedness in an amount exceeding the fair market value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to the Required Lenders), as well as a Survey thereof or existing survey together with a no change affidavit, it being agreed that delivery of a new Survey shall not be required in any jurisdiction where the Title Company will issue a lender’s title policy with the standard survey exception omitted from such title policy without requiring delivery of any survey, (iii) deliver to the Collateral Agent legal opinions relating to, among other things, the enforceability, due authorization, execution and delivery of the applicable

Mortgage, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Collateral Agent; (iv) a “Life of Loan” Federal Emergency Standard Flood Hazard Determination, and if such Mortgaged Property on which a “Building” (as defined in 12 CFR Chapter III, Section 339.2) is located in an area identified by FEMA (or any successor agency) as a Special Flood Hazard Area, deliver to the Administrative Agent (x) a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Company, and (y) if flood insurance has been made available under the Flood Insurance Laws, flood insurance as provided in Section 7.5(d) and (v) any and all other documents as the Required Lenders or the Collateral Agent may reasonably request, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

(c) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this clause (c), shall include any Subsidiary that was previously an Excluded Subsidiary that no longer constitutes an Excluded Subsidiary), promptly after the creation or acquisition of such Subsidiary (and in any event within sixty (60) days or such later date as the Administrative Agent may agree, as directed in writing by the Required Lenders (which may be via email)) (i) execute and deliver to the Collateral Agent such Security Documents as the Required Lenders deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (subject to Liens permitted by Section 8.3 hereof), (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and (iii) cause such new Subsidiary (A) to become a party to the applicable Security Documents, (B) to take such actions necessary or advisable to guarantee the Obligations and to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Liens permitted by Section 8.3 hereof) in that property of such new Subsidiary that is required to become subject to a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents as the Required Lenders shall determine, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent, (C) deliver to the Collateral Agent a certificate of such Subsidiary, with appropriate insertions and attachments, including the certificate of incorporation or certificate of formation, as applicable, of such new Subsidiary, and (D) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.1.

(d) [Reserved].

(e) Notwithstanding anything to the contrary in this Section 7.9, clause (a), (b), (c) or (d) of this Section 7.9 shall not apply to: (i) any property or new Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent, as directed in writing by the Required Lenders (which may be via email), has reasonably determined that (A) the collateral value thereof is insufficient to justify the cost, burden or consequences (including adverse tax consequences) of obtaining a perfected security interest therein or (B) such security interest would violate any applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition); or (ii) any property or equity interests which are otherwise excluded or excepted under the Guarantee and Collateral Agreement or any other Security Document.

7.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Company or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. During the continuance of an Event of Default, upon the reasonable exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrowers will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent reasonably determines are required from the Company or any of its Subsidiaries in order to obtain such governmental consent, approval, recording, qualification or authorization.

7.11 [Reserved].

7.12 Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be used to (i) repay all or a portion of the Company’s 2027 Convertible Notes, (ii) pay related fees and expenses and (iii) to the extent not used for the foregoing, for general corporate purposes. The Borrowers will not request any Loans, and the Borrowers shall not use, and shall ensure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, except in each case to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions applicable to any party hereto.

7.13 Compliance with Anti-Corruption Laws and Sanctions. The Borrowers and their Subsidiaries will comply with Anti-Corruption Laws and Anti-Terrorism Laws and applicable Sanctions in all material respects. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure material compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. If, at any time, any Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to the Agents and each of the Lenders, upon request by the Agents or any of the Lenders, the Borrowers and Guarantors shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property.

7.14 Post-Closing Matters. The Loan Parties will execute and deliver to the Administrative Agent and the Lenders the documents and complete the tasks set forth on Schedule 7.14 within the time frames set forth therein, unless otherwise waived or extended by the Required Lenders in their discretion.

7.15 Deposit Accounts and Securities Accounts. No Loan Party shall establish or maintain a deposit account or securities account (other than Excluded Accounts, as defined in the Guarantee and Collateral Agreement), without executing and delivering to the Collateral Agent, (x) within ninety (90) days of the Closing Date (or such later date as the Required Lenders may agree in their sole discretion) for deposit accounts or securities accounts in existence as of the Closing Date or (y) within sixty (60) days of such account being established or acquired (or such later date as the Required Lenders may agree in their sole discretion) for deposit accounts or securities accounts opened or acquired after the Closing Date, a Control Agreement covering the applicable deposit account or securities account.

SECTION 8. NEGATIVE COVENANTS

The Borrowers hereby agree that, on and after the Closing Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or Agent hereunder (other than contingent obligations for which no claim has been made), the Borrowers shall not, and shall not permit any of their Subsidiaries to:

8.1 Financial Covenants.

(a) First Lien Leverage Ratio. Commencing with the fiscal quarter ending September 30, 2025, permit the First Lien Leverage Ratio on the last day of any fiscal quarter to be greater than 3.00 to 1.00.

(b) Liquidity. Permit Liquidity for any period of five (5) consecutive Business Days to be less than $25,000,000.

8.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) any Loan Party owed to any other Loan Party; (ii) any Loan Party owed to any Group Member; (iii) any Group Member that is not a Loan Party owed to any other Group Member that is not a Loan Party; and (iv) subject to Section 8.7(f), any Group Member that is not a Loan Party owed to a Loan Party; provided, that (x) in the case of clauses (i) and (iv), any such Indebtedness is evidenced by, and subject to the provisions of, an Intercompany Note and (y) in the case of any such Indebtedness of a Loan Party owed to a Group Member that is not a Loan Party, such Indebtedness shall be unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent, as directed in writing by the Required Lenders (which may be via email);

(c) Guarantee Obligations incurred in the ordinary course of business by (i) any Group Member that is a Loan Party of obligations of any other Loan Party and, subject to Section 8.7(f), of any Group Member that is not a Loan Party and (ii) any Group Member that is not a Loan Party of obligations of any Loan Party or any other Group Member;

(d) Indebtedness (including, without limitation, Capital Lease Obligations) of any Group Member incurred to finance the purchase, acquisition, lease, replacement, construction, repair or improvement of property and secured by Liens permitted by Section 8.3(f) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(e) (x) the 2027 Convertible Notes outstanding on the date hereof and (y) any other Permitted Convertible Debt, in an aggregate principal amount, solely with respect to this subclause (y), not to exceed $50,000,000, and in each case any Permitted Convertible Refinancing Debt;

(f) Indebtedness of any Group Member in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including workers’ compensation claims, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) provided in the ordinary course of business;

(g) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within thirty (30) days of incurrence;

(i) Indebtedness of any Group Member that may be deemed to exist in connection with agreements providing for indemnification, deferred purchase price, purchase price adjustments, Earn-Out Obligations, incentive, non-compete, consulting and similar obligations and arrangements in connection with acquisitions or sales of assets and/or businesses permitted by this Agreement;

(j) Indebtedness arising from judgments or decrees not constituting an Event of Default under Section 9.1(h);

(k) Guarantee Obligations incurred by any Loan Party in respect of Indebtedness otherwise permitted by this Section 8.2;

(l) other Indebtedness of any Group Member in an aggregate amount not to exceed $25,000,000 at any one time outstanding;

(m) Indebtedness of any Group Member existing on the Closing Date and, to the extent such Indebtedness has a principal balance in excess of $3,000,000, described on Schedule 8.2, and any Permitted Refinancing thereof (it being understood that the aggregate amount of all Indebtedness of Group Members existing on the Closing Date and not described on Schedule 8.2 shall not exceed $3,000,000);

(n) Indebtedness in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(o) Indebtedness representing deferred compensation or stock-based compensation to employees of the Company and/or its Subsidiaries incurred in the ordinary course of business (including, but not limited to, any make whole or dividend equivalent payments to be paid to holders of stock options upon vesting or exercise of such options to reflect dividends previously paid in respect of Capital Stock of the Company);

(p) Subordinated Indebtedness; provided that such Subordinated Indebtedness shall (i) be in an aggregate amount not to exceed $25,000,000 at any time outstanding and (ii) subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent, as directed in writing by the Required Lenders (which may be via email);

(q) Indebtedness of any Person that is assumed by the Borrower or any Subsidiary in connection with a Permitted Acquisition or other acquisition permitted hereunder, in an aggregate amount not to exceed $10,000,000 at any one time outstanding; provided that (i) such

Indebtedness exists at the time such Permitted Acquisition or other acquisition permitted hereunder is consummated and is not created or incurred in connection therewith or in contemplation thereof, (ii) at the time of execution of the definitive agreement governing such Permitted Acquisition or other acquisition permitted hereunder, no Event of Default exists or would result therefrom, (iii) no Loan Party (other than such Person so acquired in such Permitted Acquisition or any other Person that such Person merges with or that acquires the assets of such Person in connection with such Permitted Acquisition) shall have any liability or other obligation with respect to such Indebtedness and (iv) if such Indebtedness is secured, no Lien thereon shall extend to or cover any other assets other than the assets acquired in such Permitted Acquisition or other acquisition permitted hereunder (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or attach to any other property of any Loan Party;

(r) customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(s) Indebtedness issued in connection with the Rights Plan;

(t) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business, in each case solely to the extent they are permitted to remain unfunded under applicable law;

(u) Indebtedness in respect of obligations that are being contested in accordance with Section 7.3;

(v) Indebtedness (i) owning to any insurance company in connection with the financing of any insurance premiums incurred in the ordinary course of business of the Borrowers or any of their Subsidiaries and (ii) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(w) [reserved];

(x) Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Borrowers and their Subsidiaries incurred in the ordinary course of business;

(y) Indebtedness in respect of Hedge Agreements entered into by the Borrowers or any of their Subsidiaries in the ordinary course of business and not for speculative purposes, to protect against changes in interest rates or currency risk;

(z) Indebtedness consisting of obligations owing to processors of credit cards, debit cards or any other type of corporate cards arising in the ordinary course of business in an amount not to exceed $25,000,000 at any one time outstanding;

(aa) unsecured Indebtedness owed in respect of seller notes issued in connection with Permitted Acquisitions in an amount not to exceed $10,000,000; provided that such Indebtedness shall be subordinated to the Secured Obligations in a manner reasonably satisfactory to the Administrative Agent, as directed in writing by the Required Lenders (which may be via email);

(bb) Indebtedness incurred by the Company or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments in an aggregate amount not to exceed $10,000,000 at any one time outstanding; and

(cc) Indebtedness of Foreign Subsidiaries under foreign credit lines (including pursuant to issuances of letters of credit or bank guarantees), in each case to be entered into in the ordinary course of business or consistent with past practices, in an aggregate outstanding principal amount not to exceed $15,000,000 at any time outstanding.

8.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for (each permitted Lien, a “Permitted Lien”, and collectively “Permitted Liens”):

(a) Liens for Taxes not yet due or delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in conformity with GAAP;

(b) Liens imposed by law in the ordinary course of business, including, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or letters of credit, guarantees or similar instruments issued in respect thereof, other than any Lien imposed by ERISA with respect to a Single Employer Plan or Multiemployer Plan;

(d) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, stay, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or letters of credit, guarantees or similar instruments issued in respect thereof;

(e) minor title deficiencies or other minor irregularities, title and/or survey exceptions, easements, zoning restrictions, rights-of-way, encroachments, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, reservations of rights, servitudes, restrictions and other similar encumbrances incurred in the ordinary course of business that do not in any case individually or in the aggregate materially detract from the value of the property subject thereto or individually or in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f) Liens securing Indebtedness of any Group Member incurred pursuant to Section 8.2(d); provided that (i) such Liens shall be incurred prior to or within 270 days after the acquisition or completion of construction or improvement, as applicable, of such property, and (ii) such Liens do not at any time encumber any property (except for replacements, additions, accessions and improvements to or proceeds of such assets) of the applicable Group Member, other than the property financed by such Indebtedness;

(g) Liens approved by the Administrative Agent, as directed in writing by the Required Lenders (which may be via email), appearing as exceptions on the schedules to the policies of title insurance being issued in connection with the Mortgages;

(h) any interest or title of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease or sublease (in each case, other than in connection with Intellectual Property) entered into by any Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(i) (i) licenses (other than with respect to Intellectual Property) granted to third parties or Group Members in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the Collateral (taking into account the value of the licenses, as well) or materially interfere with the ordinary course of business of the Company and its Subsidiaries, taken as a whole or (ii) non-exclusive licenses and sublicenses of Intellectual Property granted by Company or any of its Subsidiaries in the ordinary course of business, to the extent they do not materially interfere with the business of Company or such Subsidiary, taken as a whole;

(j) Liens securing judgments not constituting an Event of Default under Section 9.1(h) or securing appeal or other surety bonds related to such judgments;

(k) the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(l) [reserved];

(m) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(n) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(o) statutory and common law landlords’ liens under leases to which any Group Member is a party;

(p) Liens not otherwise permitted by this Section 8.3 on specific assets (and not, for the avoidance of doubt, on “all assets” or “substantially all assets” of any Group Member), so long as the aggregate outstanding principal amount of the obligations secured thereby do not exceed (as to the Company and all of its Subsidiaries) $20,000,000; provided, that Liens on Collateral permitted under this clause (p) may not secure obligations on a pari passu basis with the Obligations;

(q) Liens existing on the Closing Date and, to the extent securing obligations in excess of $3,000,000, that are listed on Schedule 8.3 and any replacement, refinancing, renewals or extensions thereof (it being understood that the Liens of Group Members existing on the Closing Date and not listed on Schedule 8.3 shall not secure obligations in excess of $3,000,000 in the aggregate); provided that (i) the property covered thereby is not changed (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business), (ii) the amount secured or benefited thereby is not increased except as permitted by Section 8.2(m), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.2(m);

(r) in connection with the sale or transfer of any Capital Stock or other assets in a transaction permitted under Section 8.5, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(s) in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Capital Stock in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Capital Stock in such Subsidiary or such other Person set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(t) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by any Group Member in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(u) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(v) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w) [reserved];

(x) Liens on Property acquired pursuant to a Permitted Acquisition (and the proceeds thereof) or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) such Lien was not created in contemplation thereof, (ii) such Lien does not extend to or cover any additional Property, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the Indebtedness secured thereby is permitted under Section 8.2(q);

(y) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by a Borrower or any of its Subsidiaries the ordinary course of business permitted by this Agreement;

(z) in connection with the sale or transfer of any assets in a transaction permitted under Section 8.5, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(aa) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;

(bb) Liens in favor of a credit card, debit card or any other type of corporate card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor, in an amount not to exceed $25,000,000 at any time outstanding;

(cc) [reserved];

(dd) Liens on assets of or Equity Interests in Foreign Subsidiaries, in each case, not constituting Collateral and securing Indebtedness of Foreign Subsidiaries permitted under Section 8.2(cc);

(ee) Liens securing obligations in respect of bank overdrafts not more than five (5) Business Days overdue, in each case, incurred in the ordinary course of business;

(ff) Liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment;

(gg) [reserved];

(hh) Liens in favor of customers on cash advances maintained solely in restricted customer escrow accounts actually received from customers of a Borrower or any Subsidiary in the ordinary course of business so long as such cash advances were made for the provision of future services by a Borrower or any such Subsidiary; and

(ii) Liens securing Indebtedness incurred pursuant to Section 8.2(bb).

8.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Person may merge, amalgamate or consolidate with or into a Borrower; provided that such Borrower shall be the continuing or surviving Person (and the Borrowers may merge with or into each other; provided that the Company shall be the continuing or surviving Person);

(b) any Person (other than a Borrower) may be merged, amalgamated or consolidated with or into one or more Subsidiaries of the Company; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Subsidiaries, (A) a Subsidiary shall be the continuing or surviving Person or (B) the Borrowers shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary) to become a Subsidiary and (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, such transaction shall otherwise be permitted under Section 8.7 and a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and Collateral Agreement and the other relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent, as directed in writing by the Required Lenders (which may be via email), in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties;

(c) (i) any Subsidiary that is not a Loan Party may Dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Borrower or any other Subsidiary or (ii) any Loan Party (other than a Borrower) may Dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Loan Party;

(d) any Subsidiary (other than Veradigm) may Dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Loan Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets; and

(e) any Subsidiary (other than Veradigm) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the interests of the Lenders and after giving effect to such transaction, each of the security interest of the Collateral Agent in the Collateral and the value of the guarantees, taken as a whole, is not materially impaired in the reasonable discretion of the Required Lenders; and

(f) any Subsidiary (other than Veradigm) may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect a Disposition permitted by Section 8.5 (other than Section 8.5(c)) or an Investment permitted pursuant to Section 8.7.

8.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary (other than Veradigm), issue or sell any shares of such Subsidiary’s Capital Stock to any Person (it being understood that the Company may issue or sell shares of its Capital Stock), except:

(a) Dispositions of obsolete, damaged, uneconomic, surplus or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful, in the conduct of its business, whether now owned or hereafter acquired;

(b) the sale of inventory, in the ordinary course of business;

(c) Dispositions permitted by Sections 8.4;

(d) the sale or issuance of any Subsidiary’s Capital Stock to any Borrower or any Guarantor or, if such Subsidiary is not a Loan Party, to any other Group Member;

(e) any Subsidiary of the Company may Dispose of any assets to any Borrower or any Guarantor or, subject to Section 8.7, any other Group Member, and any Subsidiary that is not a Guarantor may Dispose of any assets, or issue or sell Capital Stock, to any other Subsidiary that is not a Guarantor;

(f) Dispositions of cash or Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;

(g) non-exclusive licenses and sublicenses of Intellectual Property (including the provision of open source software under an open source license, except for copyleft or similar open source software the impact of which is the distribution of Material Intellectual Property of the Company or any of its Subsidiaries for free) granted by a Loan Party in the ordinary course of business, to the extent they do not materially interfere with the business of such Loan Party, taken as a whole;

(h) the Disposition of other Property (other than Material Intellectual Property) not otherwise permitted pursuant to this Section 8.5 in an aggregate amount not to exceed $50,000,000; provided that (i) at least 75% of the total consideration received in connection therewith consists of cash or Cash Equivalents, in each case, free and clear of all Liens at the time received; (ii) at the time of such Disposition, no Event of Default exists or would result therefrom, (iii) the Net Cash Proceeds, if any, thereof are applied in accordance with Section 4.2(d) and (iv) the Company or the applicable Subsidiary receives at least fair market value (as determined by the Company in good faith);

(i) the issuance or sale of shares of any Foreign Subsidiary’s Capital Stock to qualify directors if required by applicable Requirement of Law;

(j) Dispositions or exchanges of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(k) leases or subleases (including leases of real or personal property other than with respect to Material Intellectual Property) entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Company and its Subsidiaries, taken as a whole;

(l) the abandonment, cancellation, or other Disposition of Intellectual Property (other than Material Intellectual Property) that is, in the reasonable business judgment of the Company, not material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(m) Dispositions, write-offs or discounts consisting of the sale, transfer, assignment or other Disposition of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(n) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Subsidiary;

(o) Dispositions set forth on Schedule 8.5;

(p) Dispositions made in connection with the Rights Plan;

(q) to the extent constituting Dispositions, transactions permitted by Sections 8.6, 8.7 (other than Section 8.7(k)) and 8.10 and the creation of any Lien permitted by Section 8.3;

(r) Dispositions of non-core assets acquired in a Permitted Acquisition; provided that such Dispositions shall be consummated within 270 days of such Permitted Acquisition; provided, further, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Company) and (ii) no less than 75% thereof shall be paid in cash;

(s) Dispositions constituting a part of a Permitted Tax Restructuring; and

(t) Dispositions of Investments in joint ventures or minority ownership investments to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties or co-owners set forth in joint venture or minority ownership arrangements and similar binding arrangements, so long as such Disposition is subject to the mandatory prepayment provisions under Section 4.2(b), and the Net Cash Proceeds, if any, thereof, are applied in accordance with Section 4.2(d).

8.6 Restricted Payments. Pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, in each case, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments” and for the avoidance of doubt, payments for in respect of Permitted Convertible Debt or, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction expressly permitted pursuant to the terms of this Agreement shall not be considered Restricted Payments herein), except that:

(a) any Subsidiary may make Restricted Payments to any Borrower or any Guarantor or any other Person that owns a direct equity interest in such Subsidiary in proportion to such Person’s ownership interest in such Subsidiary;

(b) [reserved];

(c) any Group Member may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests (other than Disqualified Capital Stock) of such Person;

(d) so long as no Default under Section 9.1(a), Section 9.1(c) (with respect to Section 8.1), or Section 9.1(f) or Event of Default has occurred and is continuing or would result therefrom, the Company may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares, in each case, to the extent consideration therefor consists of the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(e) (i) the Company may purchase its Capital Stock from present or former officers, directors, employees or consultants of any Group Member (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) as a result of the death, disability, retirement or termination of employment or services of such individual, and (ii) the Company may purchase, redeem or otherwise acquire any Capital Stock from the employees, officers, directors and consultants of any Group Member by net exercise, net withholding or otherwise, pursuant to the terms of any employee stock option, incentive stock or other equity-based plan or arrangement; provided, that the aggregate amount of payments under this clause (e) during any fiscal year shall not exceed $15,000,000;

(f) any Group Member may make additional Restricted Payments in an aggregate amount with all other Restricted Payments made pursuant to this Section 8.6(f) not to exceed $10,000,000; provided that, at the time of, and after giving Pro Forma Effect to the making of such Restricted Payments, no Default under Section 9.1(a), Section 9.1(c) (with respect to Section 8.1), or Section 9.1(f) or Event of Default has occurred and is continuing or would result therefrom;

(g) the Company may make Restricted Payments in lieu of the issuance of fractional shares in connection with any dividend, split or combination thereof or the exercise of any warrant, option or other security convertible into or exchangeable for Capital Stock in the Company;

(h) any Group Member may make indemnification payments to officers, employees, directors and consultants in connection with the performance of their duties as such;

(i) the Company may repurchase Capital Stock upon the exercise of stock options if such Capital Stock represents a portion of the exercise price of such stock options;

(j) [reserved];

(k) any Borrower or any Subsidiary may purchase and settle, unwind or terminate, and acquire any Capital Stock (or the cash value thereof) pursuant to, and otherwise perform its obligations under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction; and

(l) any Borrower or any Subsidiary may make Restricted Payments, directly or indirectly (in the case of a series of Restricted Payments) to a Loan Party, constituting a part of a Permitted Tax Restructuring; and

(m) any payment of withholding taxes on behalf of any director, officer, or employee in connection with stock options or other equity compensation benefits that were granted pursuant to plans and awards that were entered into in the ordinary course of business and that do not violate the Organizational Documents of the Borrowers or any Subsidiary.

8.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business line or unit of, or a division of, or make any other investment in, any Person (all of the foregoing, “Investments” and for the avoidance of doubt, payments in respect of Permitted Convertible Debt, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction expressly permitted pursuant to the terms of this Agreement shall not be considered Investments herein), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) to the extent constituting an Investment, Indebtedness and Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to officers, directors, employees and consultants of any Group Member in the ordinary course of business (including for travel, entertainment, relocation and similar expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;

(e) intercompany Investments by (i) any Group Member in any Loan Party; provided that all such intercompany Investments to the extent such Investment is a loan or advance owed to a Loan Party are evidenced by the Intercompany Note and (ii) any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party;

(f) intercompany Investments by any Loan Party to any Group Member that is not a Loan Party; provided that the aggregate principal amount of such Investments do not exceed $10,000,000 at any one time outstanding, (b) no Event of Default has occurred and is continuing or would result therefrom, and (c) all such Investments shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the Intercompany Note;

(g) Investments in the ordinary course of business consisting of endorsements for collection or deposit or prepaid expenses or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(h) Investments constituting (i) Permitted Acquisitions consummated after the Closing Date or (ii) Permitted Tax Restructurings; provided that the aggregate amount of Investments in Permitted Acquisitions shall not exceed $50,000,000 per fiscal year (with the ability to carry forward unused amounts) and $150,000,000 in the aggregate;

(i) bank deposits and prepaid expenses made in the ordinary course of business and Investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Liens”;

(j) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other Persons to the extent reasonably necessary in order to prevent or limit loss or in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(k) Investments received as consideration in connection with Dispositions permitted under Section 8.5;

(l) other Investments by any Group Member in an aggregate amount (valued at cost, if applicable), together with all other Investments made pursuant to this clause (l), not to exceed $50,000,000 at any one time outstanding;

(m) any Investment made by any Group Member existing on the Closing Date and, if valued in excess of $3,000,000, as set forth on Schedule 8.7, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment existing on the Closing Date (it being understood that the aggregate amount of all Investments of Group Members existing on the Closing Date and not set forth on Schedule 8.7 shall not exceed $3,000,000); provided that the amount of any such Investment may be increased only (i) as required by the terms of such Investment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted hereunder;

(n) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with any Group Member so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(o) Investments that result solely from the receipt by any Group Member from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of receipt thereof);

(p) Investments consisting of cash earnest money deposits otherwise permitted hereunder, or otherwise in connection with any escrow arrangements with respect to any such Investment;

(q) guarantees by the Company or any of its Subsidiaries of leases (other than Capital Leases) or other contractual obligations of the Company or any of its Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(v) Investments in the form of Hedge Agreements permitted by Section 8.2(y).

8.8 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease, or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Junior Indebtedness, except (i) any Permitted Refinancing (or, with respect to any Permitted Convertible Debt, any Permitted Convertible Refinancing Debt) in respect thereof, all required payments in accordance with the terms thereof and payment of fees and expenses in connection therewith, (ii) payments in respect of Subordinated Indebtedness, to the extent such payments are permitted to be made to, and retained by, the applicable subordinated creditor under the terms of the subordination agreement relating thereto, (iii) the Company or any Subsidiary may convert any Junior Indebtedness to Qualified Capital Stock of the Company, (iv) payments with respect to the 2027 Convertible Notes, including any repurchase of the 2027 Convertible Notes in accordance with their terms or in any manner not prohibited by the terms of the 2027 Convertible Notes and in open market transactions or in privately negotiated transactions with individual holders of the 2027 Convertible Notes, so long as, after giving effect to such payment, on a pro forma basis, no Event of Default under Section 9.1(a), Section 9.1(c) (with respect to Section 8.1), or Section 9.1(f) has occurred and is continuing or would result from the making of such payment, or (v) with respect to any other Permitted Convertible Debt, (A) regularly scheduled payments of interest as set forth in the applicable Convertible Note Documents; (B) required repurchases of such Permitted Convertible Debt at the option of the holders thereof upon the occurrence of a “fundamental change” or other similar provision customarily included in convertible debt; (C) payment of reasonable and customary fees and expenses incurred in connection with any Permitted Convertible Debt; (D) payments of the initial purchase price or premium for each Hedge Agreement and Permitted Bond Hedge Transaction; provided that such purchase price or premium less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the Net Cash Proceeds received by the Company from the issuance of the Permitted Convertible Debt issued in connection with such Permitted Bond Hedge Transaction; (E) the payment of cash or the issuance of shares of common stock (plus, if applicable, cash for accrued but unpaid interest and in lieu of fractional shares in connection with such issuance) of the Company in connection with any conversion, exercise, repurchase, exchange, redemption, settlement or early termination or cancellation of any Permitted Convertible Debt or in connection with any Permitted Warrant Transaction; (F) the issuance of Permitted Convertible Debt and Permitted Convertible Refinancing Debt permitted pursuant to this Agreement (and not for the avoidance of doubt any payment of cash or Cash Equivalents) in exchange for any Permitted Convertible Debt; or (G) the redemption, repurchase, exchange or other retirement for cash of the Permitted Convertible Debt in an amount not to exceed the Net Cash Proceeds received by the Company from the issuance of additional Permitted Convertible Debt in connection with such Permitted Convertible Debt being redeemed, repurchased or retired; provided that such redemption occurs substantially contemporaneously with the Company’s receipt of the applicable Net Cash Proceeds of such Permitted Convertible Debt; or

(b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness or the documentation governing the foregoing (other than (A) any amendment that is not materially adverse to the Lenders, (B) as may be permitted pursuant to the applicable subordination agreement, and (C) any such amendment, modification, waiver or other change that in the case of any such Indebtedness, would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or otherwise make the terms thereof more favorable to the Lenders).

8.9 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, involving aggregate consideration in excess of $1,000,000, other than on terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except:

(a) transactions between or among Group Members;

(b) Investments permitted under Section 8.7;

(c) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, and compensation, employment, termination and other employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or any Subsidiary, each in the ordinary course of business;

(d) (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans, in each case, approved by the Company’s board of directors, in the ordinary course of business, and (ii) any repurchases of any issuances, awards or grants issued pursuant to clause (i), in each case, to the extent permitted by Section 8.6;

(e) employment, indemnification, insurance, employee benefit and severance arrangements entered into in the ordinary course of business between the Company or any Subsidiary and any current, future or former officer, employee, director or consultant thereof;

(f) any Restricted Payment permitted by Section 8.6; and

(g) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 8.9, or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and does not increase the payment obligations of any Borrower or the applicable Subsidiary thereunder outside the ordinary course of business.

8.10 Sales and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 8.5, (ii) 100% of the consideration received in connection therewith consists of cash or Cash Equivalents, and (iii) any Liens arising in connection with its use of such property are permitted by Section 8.3; provided that, the Group Members shall not enter into Sale and Leaseback Transactions that would result in the aggregate Net Cash Proceeds of all such Dispositions exceeding $15,000,000 during the term of this Agreement.

8.11 Changes in Fiscal Periods; Changes to Organizational Documents and Material Agreements.

(a) Permit any change in the fiscal year of a Loan Party.

(b) Amend its Organizational Documents in a manner that materially adversely affects the rights of the Agents or the Lenders under the Loan Documents on their ability to enforce the same (it being agreed, for the avoidance of doubt, that any amendment to change the organizational form or tax entity type of any Group Member shall be permitted under this Section 8.11(b)).

8.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired to secure the Secured Obligations, other than: (a) any restrictions existing under the Loan Documents; (b) any agreement governing any Indebtedness incurred pursuant to Section 8.2(d) so long as the restrictions set forth therein are not materially more restrictive, taken as a whole, than the corresponding provisions in the Loan Documents, as determined in good faith by the Company, (c) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (d) customary provisions in leases, licenses and other contracts restricting the assignment thereof; (e) any prohibition or limitation that (i) exists pursuant to applicable Requirements of Law, (ii) consists of customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 8.4 or the sale of any property permitted under Section 8.5, (iii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of any Group Member, (iv) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, or (v) exists in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Property or assets of any Person, other than the Person, or the Property or assets of the Person, so acquired; and (f) in the case of any Subsidiary that is not a wholly owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Capital Stock of such Subsidiary.

8.13 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i) any restrictions existing under the Loan Documents;

(ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(iii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

(iv) restrictions or conditions imposed by any agreement relating to Permitted Liens but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such Permitted Lien;

(v) customary provisions in leases, licenses, subleases, sublicenses and other contracts entered into in the ordinary course of business restricting the assignment thereof;

(vi) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture;

(vii) Requirements of Law;

(viii) customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 8.4 or the sale of any property permitted under Section 8.5 pending the consummation of such transaction or sale;

(ix) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Company; or

(x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Property or assets of any Person, other than the Person or the Property or assets of the Person so acquired.

8.14 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the Closing Date or that are reasonably related, similar, incidental, ancillary or complementary thereto, and reasonable extensions thereof.

8.15 Material Intellectual Property. Notwithstanding anything to the contrary contained herein, no Material Intellectual Property nor any Capital Stock of any Person that owns (or is the licensee of) any Material Intellectual Property shall be owned by (or exclusively licensed to) any Person other than a Loan Party.

8.16 Sanctions and other Anti-Terrorism Laws. Each Loan Party hereby covenants and agrees that, such Loan Party and its Subsidiaries will not: (a) become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Country in violation of any Sanctions, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Country; (c) repay the Loans with Embargoed Property or funds derived from any unlawful activity; or (d) cause any Lender or any Agent to violate any Anti-Terrorism Law.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in (i) Section 7.1, Section 7.2, Section 7.4(a) (with respect to the Loan Parties only), Section 7.5(c), Section 7.6, or Section 7.7 and such default shall continue unremedied for a period of three (3) Business Days after the earlier of (x) a Responsible Officer of a Borrower or any Group Member has knowledge of such default (y) notice to the Company from the Administrative Agent or the Required Lenders or (ii) Section 7.4(b)(iii), Section 7.9, Section 7.12, Section 7.13, Section 7.14, Section 7.15 or Section 8 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section 9.1), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) a Responsible Officer of a Borrower or any Group Member has knowledge of such default or (y) notice to the Company from the Administrative Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation or Hedge Agreement that constitutes Material Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto beyond the applicable period of grace, if any; or (ii) defaults in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; provided that none of (A) any required repurchase of the 2027 Convertible Notes in accordance with the terms thereof, (B) any required repurchase of Permitted Convertible Debt at the option of the holders thereof upon the occurrence of a “fundamental change” or other similar provision customarily included in convertible debt, (C) the payment of cash amounts due upon conversion of Permitted Convertible Debt in accordance with the terms thereof or (D) the default under Section 6.01(f) of the 2027 Notes Indenture relating to the breach of Section 4.06 thereof in existence as of the Closing Date, and any subsequent Event of Default arising out of or resulting from such default, shall constitute an Event of Default hereunder; provided, further, that this clause (e) shall not apply to (1) secured Material Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of any casualty or condemnation event) of the property or assets securing such Indebtedness, (2) any Material Indebtedness that becomes due as a result of a Permitted Refinancing in respect thereof, (3) any reimbursement obligation in respect of a letter of credit, bankers acceptance or similar obligation as a result of a drawing thereunder by a beneficiary thereunder in accordance with its terms so long as such reimbursement obligations are permitted by Section 8.2 or (4) any default that is unremedied and is waived by the holders of such Indebtedness within ten (10) Business Days after the existence of such default (in any case, so long as such waiver is granted prior to any termination of the Commitments, acceleration of the Loans or the exercise of other remedies pursuant to this Section 9.1); or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of the Group Members, taken as a whole, that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (in each case, in writing, but not including any internal board of members deliberations), any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall admit in writing its inability or fail generally to pay its debts as they become due; or

(g) (i) any failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, shall occur with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan shall arise on the assets of any Borrower or any Commonly Controlled Entity, (ii) a Reportable Event shall occur, or proceedings shall commence under Section 4042 of ERISA to have a trustee appointed, or a trustee shall be appointed, with respect to a Single Employer Plan (iii) any Single Employer Plan shall be terminated under Section 4041(c) of ERISA, (iv) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a complete or partial withdrawal (including under Section 4062(e) of ERISA) from, or the Insolvency of, a Single Employer Plan or Multiemployer Plan, or (v) any Group Member shall engage in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Plan and that does not primarily relate to the matters set forth in Section 10.14; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member and the same shall not have been vacated, discharged, stayed, satisfied, or bonded pending appeal within 60 days from the entry thereof and any such judgment or decree is for the payment of money, individually or in the aggregate (not paid or fully covered by a valid indemnity or by insurance as to which the relevant insurance company has been notified and not denied coverage), of $20,000,000 or more; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect with respect to a material portion of the Collateral, or any Loan Party or any Subsidiary of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby with respect to a material portion of the Collateral, or any Loan Party or any Subsidiary of any Loan Party shall so assert in writing, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in the Loan Documents or (iii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Guarantee and Collateral Agreement or (B) file Uniform Commercial Code continuation statements; or

(j) any guarantee of a Guarantor contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Guarantor shall so assert in writing; or

(k) a Change of Control occurs; or

(l) any Loan Party is enjoined, restrained, or in any way prevented by court order from conducting all or any material part of its business affairs in a manner that would reasonably be expected to have a Material Adverse Effect and such injunction, restraint or other court-ordered impediment to conducting business continues for fifteen (15) consecutive days; or;

(m) (i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (ii) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iii) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (iv) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

then, and in any such event, (A) if such event is an Event of Default specified in clause (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including the Prepayment Premium and the Yield Maintenance Premium) shall immediately become due and payable, and (B) if such event is any other Event of Default, the following actions may be taken: at the written direction of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including the Prepayment Premium and the Yield Maintenance Premium) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon the occurrence of any Event of Default, the Administrative Agent and the Collateral Agent shall have the right to exercise any and all rights and remedies provided for herein, under the other Loan Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Except as expressly provided above in this Section 9.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers. All proceeds collected by the Collateral Agent in the exercise of any remedies hereunder shall be applied by the

Collateral Agent, first, to unpaid and unreimbursed costs, expenses, indemnities and fees of the Administrative Agent and the Collateral Agent (including to reimburse ratably any other Secured Parties which have advanced any of the same to the Collateral Agent), second, to the Administrative Agent, for application by it toward payment in full of the Secured Obligations (other than contingent obligations for which no claim has been made), pro rata among the Secured Parties according to the amount of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties and third, the balance, if any, after all Secured Obligations have been paid in full, to the Company.

SECTION 10. THE AGENTS

10.1 Appointment.

(a) Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes such Agent, in its respective capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. The Secured Parties irrevocably authorize the Agents to enter into any Loan Documents or Subordination Agreements contemplated hereby and acknowledge and agree that they will be bound thereby.

(b) Each of the Secured Parties hereby irrevocably designates and appoints Wilmington Savings Fund Society, FSB, as collateral agent of such Secured Party under this Agreement and the other Loan Documents, and each such Secured Party irrevocably authorizes the Collateral Agent, in such capacity, to take such actions as are directed in writing by the Required Lenders (or, if so specified by this Agreement, all Lenders) with respect to the Collateral under this Agreement or any of the other Loan Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent hereby accepts such appointment.

10.2 [Reserved].

10.3 Exculpatory Provisions.

(a) Neither any Agent nor any of its respective officers, directors, members, partners, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

(b) Each of the Agents hereby accepts the duties imposed upon it by this Agreement, and agrees to perform said duties, but only upon and subject to the following terms and conditions:

(i) each of the Agents undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants, duties or obligations shall be read into this Agreement against the Agents;

(ii) no Agent shall be liable for any error of judgment made in good faith by an officer or officers of such Agent, as applicable, unless it shall be determined by final and non-appealable judgment of a court of competent jurisdiction that such Agent, as applicable, was grossly negligent in ascertaining the pertinent facts;

(iii) no Agent shall be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Required Lenders relating to the time, method and place of conducting any proceeding for any remedy available to such Agent, as applicable, or exercising any trust or power conferred upon such Agent, as applicable, under this Agreement;

(iv) each of the Agents may execute any of the powers hereof and perform any duty hereunder either itself or by or through agents or attorneys or a custodian or a nominee appointed in good faith with due care by it (each an “Agent Party”), and none of the Agents shall be responsible for any misconduct or negligence on the part of, or for the supervision of, any such Agent Party appointed with due care by it hereunder;

(v) no provision of this Agreement shall require the Agents to expend or risk its own funds or otherwise incur any liability (financial or otherwise) in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers;

(vi) each of the Agents (a) shall be entitled to advice of counsel, accountants and other experts concerning all matters hereof and duties hereunder, which shall be at the expense of the Borrowers but subject to Section 11.5, (b) may act upon the opinion or advice of any counsel or accountant selected by it in the exercise of reasonable care, which shall be full and complete authorization and protection in respect of any action or inaction based on its good faith reliance upon such opinion or advice and (c) may act through attorneys or agents and shall not be responsible for the acts or omissions of any such attorney or agent appointed with due care;

(vii) no Agent shall be responsible for any recital herein, or for the filing or re-filing of this Agreement or any financing or continuation statement or amendment in connection with the Collateral pledged by the Borrowers hereunder or under any of the Security Documents, or for the validity of the execution by the Borrowers of this Agreement or instrument of further assurance, or for the sufficiency of the security for the Loans received hereunder or intended to be secured hereby;

(viii) no Agent shall be accountable for the use or application by the Borrowers of the proceeds of any of the Loans or for the use or application of any money paid over by the Agents in accordance with the provisions of this Agreement;

(ix) each of the Agents may conclusively rely upon, and shall be fully protected in acting or refraining from acting based upon, any notice, order, requisition, request, consent, certificate, order, opinion (including an opinion of counsel), affidavit, letter, telegram, resolution, written statement, instrument, report, order or other paper or document in good faith deemed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and no Agent shall be bound to make any investigation into the facts stated therein;

(x) as to the existence or nonexistence of any fact or as to the sufficiency or authenticity of any instrument, paper or proceeding, each of the Agents shall be entitled to rely upon a Borrower certificate as sufficient evidence of the facts stated therein;

(xi) at any and all reasonable times, each of the Agents, and their respective duly authorized agents, attorneys, experts, engineers, accountants and representatives, shall have the right fully to inspect all books, papers and records of the Borrowers;

(xii) no Agent shall be required to give any bond or surety in respect of the execution of the said trusts and powers or otherwise in respect of the premises;

(xiii) notwithstanding anything elsewhere in this Agreement contained, each of the Agents, in respect to the withdrawal of any cash or any action whatsoever within the purview of this Agreement, shall have the right, but shall not be required, to demand any showings, certificates, opinions including opinions of counsel, appraisals or other information, or corporate action or evidence thereof, in addition to that by the terms hereof required as a condition of such action by the such Agent, as applicable, deemed desirable for the purpose of establishing the right of the Borrowers to the withdrawal of any cash, or the taking of any other action by such Agent;

(xiv) before taking any action hereunder requested by Lenders, each of the Agents may require that it be furnished an indemnity bond or other indemnity satisfactory to it for the reimbursement of all expenses (including, without limitation, legal fees (for both internal and external counsel) and expenses including enforcement of its rights with respect hereto) to which it may be put and to protect it against all liability, except liability which results from the gross negligence or willful misconduct of such Agent, as applicable, by reason of any action so taken by such Agent;

(xv) no Agent shall be responsible for and no Agent makes any representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any security document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Loans; for the avoidance of doubt, nothing herein shall require any Agent to file financing statements or continuation statements or amendment, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Loan Document) and such responsibility shall be solely that of the Borrowers;

(xvi) no Agent shall be presumed to have knowledge of any default or Event of Default or any other matter hereunder, unless a Responsible Officer of such Agent, as applicable, shall be specifically notified in writing of such default by the Company or any Lender;

(xvii) in no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, acts of war or terrorism, civil or military disturbances, epidemics or pandemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities; it being understood that each of the Agents shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances;

(xviii) the Agents are authorized to deposit uninvested funds in non-interest bearing, unsecured trust or demand deposit accounts at affiliated banks, purchase and sell investment securities through or from affiliated banks and broker-dealers, and invest funds in registered investment companies that receive investment management and custodial services from any Agent or its affiliates;

(xix) to the fullest extent permitted by law and notwithstanding anything in this Agreement to the contrary, no Agent shall be personally liable for (x) special, consequential or punitive damages, however styled, including, without limitation, lost profits or (y) the acts or omissions of any nominee, correspondent, clearing agency or security depository through which it holds the Borrowers’ securities or assets;

(xx) the rights, privileges, protections, immunities and benefits given to each of the Agents, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, each of the Agents in each of their respective capacities hereunder, and each agent, custodian and other Person employed to act hereunder;

(xxi) the Collateral Agent shall be under no duty or obligation in connection with the acquisition or grant by the Borrowers to the Collateral Agent of any item constituting the Collateral, or to evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrowers in connection with its grant or otherwise, in each case, in order to determine compliance with applicable requirements of and restrictions on transfer in respect of such Collateral;

(xxii) no Agent shall be liable for interest on any money received by it;

(xxiii) no Agent shall have any duty (i) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement or amendment evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, (ii) to see to any insurance or (iii) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral;

(xxiv) before any of the Agents acts or refrains from acting, it may require an officer’s certificate or an opinion of counsel of the Borrowers and no Agent shall be liable for any action it takes or omits to take in good faith in reliance on an officer’s certificate or an opinion of counsel;

(xxv) the right of the Agent to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and no Agent shall be answerable for other than its willful misconduct or gross negligence in the performance of such act;

(xxvi) no Agent shall be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than the Loan Documents to which it is a party, whether or not an original or a copy of such agreement has been provided to such Agent;

(xxvii) in no event shall any Agent be liable for the failure to perform its duties hereunder if such failure is a direct or proximate result of another party’s failure to perform its obligations hereunder;

(xxviii) no Agent shall have any duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or document other than this Agreement;

(xxix) no Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of any other Person, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party;

(xxx) each Agent may assume performance by all such Persons of their respective obligations and shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person;

(xxxi) each Agent shall be entitled to request and receive written instructions from the Required Lenders and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action take or not taken by such Agent in accordance with the written direction of the Required Lenders; and

(xxxii) in the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting an Agent, such Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; provided that, in the event that an Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, even if, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(c) Any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or an Agent is in doubt as to the action to be taken hereunder, each Agent may, at its option, after sending written notice of the same to the Lenders, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Collateral or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to such Agent, directing delivery of the Collateral. Each Agent will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. Each Agent may file an interpleader action in a state or federal court, and upon the filing thereof, such Agent will be relieved of all liability as to the Collateral and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

(d) Whenever reference is made in this Agreement or any other Loan Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the applicable Agent or to any amendment, waiver or other modification of this Agreement or any other Loan Document to be executed (or not to be executed) by the applicable Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion or rights or remedies to be made (or not to be made) by the applicable Agent, it is understood that in all cases such Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed in writing by the Required Lenders (it being understood that such writing may be via email) or such other number or percentage of Lenders as may be expressly specified in this Agreement or the other Loan Documents. This provision is intended solely for the benefit of such Agent and such Person’s respective successors and permitted assigns and is not intended to, and will not, entitle the other parties hereto to any defense, claim or counterclaims under or in relation to any Loan Documents, or confer any rights or benefits on any party hereto.

10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent. The Administrative Agent shall deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate. Each Agent shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any

Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 11.5 to be paid by it to any Agent Related Party (or any sub-agent thereof), each Lender severally agrees to pay to such Agent Related Party (or any such sub-agent thereof) such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (a) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent Related Party (or any such sub-agent thereof) and (b) no Lender shall be liable for the payment of any portion of such unreimbursed expense or indemnified loss, claim, damage, liability or related expense that is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

10.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender,” “Lenders,” “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

10.9 Successor Administrative Agent.

(a) The Administrative Agent and the Collateral Agent may resign as Administrative Agent and Collateral Agent, respectively, upon thirty (30) days’ notice to the Lenders and the Company. If the Administrative Agent or Collateral Agent, as applicable, shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9.1(a) or Section 9.1(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans. If no successor agent shall have been so appointed by the Required Lenders with such consent of the Company and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation, then the retiring Administrative Agent and Collateral Agent may, on behalf of the Lenders and with the consent of the Company (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent and Collateral Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is thirty (30) days following a resigning Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the resigning Administrative Agent’s or Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any resigning Administrative Agent’s resignation as Administrative Agent or resigning Collateral Agent’s resignation as Collateral Agent, as applicable, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary herein, no Disqualified Lender (nor any Affiliate thereof) may be appointed as a successor Administrative Agent or a successor Collateral Agent.

(b) Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders (determined after giving effect to the final paragraph of Section 11.1) may by notice to the Company and such Person remove such Person as Administrative Agent and in consultation with, and subject to the prior approval of, the Company (not to be unreasonably withheld or delayed), appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date ten (10) Business Days after the giving of such notice by the Required Lenders and receipt of the Borrower’s approval (regardless of whether a replacement Administrative Agent has been appointed).

10.10 Agents Generally. Except as expressly set forth herein, each of the Agents shall not have any duties or responsibilities hereunder in its capacity as such.

10.11 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, (x) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

and (y) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent, and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.5.

10.12 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any action or proceeding, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party; provided that the foregoing shall not prohibit any Lender from filing proofs of claim during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law and, with the consent of the Administrative Agent, exercising any right of setoff otherwise permitted hereunder.

10.13 Withholding Tax. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Agent under this Section 10.13.

10.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that neither Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.15 Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or guarantees contemplated by Section 11.14.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Except as set forth in Sections 4.16 or 8.1, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1 (other than the Agent Fee Letter, which may be amended, supplemented or modified as contemplated by the terms thereof and shall not be subject to this Section 11.1). The Agents, Required Lenders and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or forgive or reduce any interest or fee payable hereunder (it being understood and agreed that changing a cash payment to a payment in kind shall be deemed a reduction) (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of the Financial Covenant or defined terms used in such covenant shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date (including any applicable grace period) of any payment thereof (it being understood and agreed that changing a cash payment to a payment in kind shall be deemed an extension of the scheduled date), or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly adversely affected thereby; provided that neither any amendment, modification or waiver of a mandatory prepayment required hereunder, nor any amendment of Section 4.2 or any related definitions including Asset Sale or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note or other amendment, modification or supplement to which this clause (i) is applicable;

(ii) (x) increase or extend the Commitment of any Lender or (y) decrease fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, in the case of clause (y), such consent of such Lender shall be the only consent required hereunder to make such modification) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender);

(iii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(iv) (x) reduce any percentage specified in the definition of “Required Lenders,” (y) consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement and the other Loan Document or (z) release all or substantially all of the value of the Collateral or release any Borrower or all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders;

(v) amend, modify or waive any provision of Section 4.2(d), 4.8 or 11.7(a) of this Agreement, Section 6.5 of the Guarantee and Collateral Agreement or any other provision relating to pro rata sharing, in each case without the written consent of all Lenders adversely affected thereby (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans on the Closing Date);

(vi) amend, modify or waive any provision of this Agreement in a manner that would permit (x) any Subsidiary to be designated as “unrestricted”, (y) any Borrower or any Subsidiary to transfer to, or hold assets in, an “unrestricted subsidiary” or (z) the release of any guarantee of the Obligations and any Lien on the Collateral to secure any such guarantee as a result of the designation of any Person as an “unrestricted subsidiary”, in each case, without the written consent of all Lenders adversely affected thereby;

(vii) amend, modify or waive Section 11.14(d) without the written consent of all Lenders adversely affected thereby;

(viii) subordinate (x) the Liens securing the Loans or (y) the Loans in right of payment, in each case, to the obligations under any other Indebtedness without the written consent of each Lender directly and adversely affected thereby;

(ix) amend, modify or waive any provision that affects the rights, duties, immunities or indemnities of, or any fees or other amounts payable to Agents under this Agreements or any other Loan Document without the written consent of each Agent; and

(x) amend, modify or waive any provision of Section 11.6 to further restrict any Lender’s ability to assign or otherwise transfer its obligations hereunder without the written consent of all Lenders adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.

In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that, subject to the limitations set forth in the first paragraph of this Section 11.1, any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso in a manner adverse to such Defaulting Lender, will require the consent of such Defaulting Lender.

11.2 Notices.

(a) All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy or e-mail communication) and mailed, telecopied or delivered or (ii) as and to the extent set forth in Section 11.2(b) and in the proviso to this Section 11.2(a), in an electronic medium and as delivered as set forth in Section 11.2(b) if to the Borrowers, at its address at 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654, Attention: Eric Jacobson, E-mail Address: eric.jacobson@veradigm.com, and a copy to Sidley Austin LLP, at its address at One South Dearborn, Chicago, IL 60603, Attention: Evan Palenschat; email: epalenschat@sidley.com; if to the Collateral Agent or the Administrative Agent, at its address at 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801, Attention: GCM/Raye Goldsborough, E-mail Address: rgoldsborough@wsfsbank.com, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 11.2(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Company by the Administrative Agent. All such notices and other communications shall, when mailed, be effective four days after having been mailed, and when telecopied or e-mailed, be effective when properly transmitted (except in the case of a telecopy or e-mail notice not given during normal business hours for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), except that notices and communications to any Agent pursuant to Sections 2, 4, 6 and 10 shall not be effective until received by such Agent. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) Each Borrower hereby agrees that it will provide to the Agents all information, documents and other materials that it is obligated to furnish to such Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to such Agent to an electronic address specified by such Agent to the Borrower. In addition, each Borrower agrees to continue to provide the Communications to the Agents in the manner specified in the Loan Documents but only to the extent requested by such Agent.

(c) Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to each Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information that is (i) of a type that would not be publicly available (or could not be derived from publicly available information) if the Company was a public reporting company and (ii) material with respect to the Company or any of its securities for purposes of United States federal and state securities laws (all such information described in the foregoing, “MNPI”). Each Borrower hereby agrees that (w) at the Administrative Agent’s request, it will use commercially reasonable efforts to cause all Borrower Materials to be identified as either (A) “PUBLIC” (which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof) or (B) “PRIVATE”; (x) by marking the Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (it being understood that the Borrowers and their Subsidiaries shall not otherwise be under any obligation to mark any particular Borrower Materials “PUBLIC” or to otherwise provide any “PUBLIC” materials). Unless expressly marked “PUBLIC” and subject to the prior sentence, the Administrative Agent agrees not to make any such Borrower Materials available to any Public Lender. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, TOGETHER WITH ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, REPRESENTATIVES, ADVISORS AND AGENTS (COLLECTIVELY, THE “ADMINISTRATIVE AGENT-RELATED PERSONS”) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Administrative Agent-Related Person have any liability to any Borrower, the Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind

(whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent-Related Person; provided, however, that in no event shall any Administrative Agent-Related Person have any liability to any Borrower, the Lenders or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

The Agents agree that the receipt of the Communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Borrowers, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5 Payment of Expenses.

(a) Each Borrower agrees (i) to reimburse each Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Loan Documents, and any amendment, supplement or modification to, this Agreement and the other Loan Documents, any security arrangements in connection therewith and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable invoiced fees and disbursements of counsel to such parties (provided that such fees and disbursements shall not include fees and disbursements for more than one primary counsel to the Administrative Agent and Collateral Agent taken as a whole, one primary counsel to the Lenders taken as a whole, one regulatory counsel and one local counsel in each relevant material jurisdiction) and filing and recording fees and expenses, (ii) to pay or reimburse each Lender and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and invoiced fees and disbursements of counsel to such parties (provided that such fees and disbursements shall not include fees and disbursements for more than one primary counsel to Administrative Agent, one primary counsel to the Lenders taken as a whole, one regulatory counsel and one local counsel in each relevant jurisdiction) and any reasonable and documented costs and expenses incurred during any workout or restructuring, and (iii) to pay, indemnify, and hold each Lender, Agent and their respective affiliates (including, without limitation, controlling persons) and each member, partner, director, officer, employee, advisor, agent, successor, representative and permitted assign of each of the forgoing (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the use of proceeds therefrom, or violation of, noncompliance with or liability under, any Environmental Law relating to any Group Member or any of the Real Properties, including the presence, Release or threat of Release of any Materials of Environmental Concern at or from the Real Properties, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent (A) that such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence, or willful misconduct of such Indemnitee or such Indemnitee’s affiliates (including, without limitation, controlling persons) or their respective members, partners, directors, officers, employees, advisors, agents, successors, representatives and permitted assigns, (y) a material breach by a Lender or any of its respective affiliates (including, without limitation, controlling persons) and any member, partner, director, officer, employee, advisor, agent (other than the Administrative Agent and Collateral Agent), successor, representative and permitted assign of each of the forgoing of its obligations under this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby or (z) any material breach by an Agent of Section 11.15, or (B) arising out of or in connection with any proceeding that does not involve an act or omission of any Borrower or its affiliates and that is brought by an Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or Collateral Agent in its capacity as an Agent). Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee except to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to the Company, at the address of the Borrowers set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(b) To the fullest extent permitted by applicable law, no Borrower nor any Indemnitee shall assert, and each of the Borrowers and each Indemnitee does hereby waive, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that the foregoing shall not limit the indemnification obligations of the Borrowers to the Indemnitees under clause (a) above in respect of damages incurred or paid by an Indemnitee to a third party unrelated to or unaffiliated with such Indemnitee with respect to which such Indemnitee is entitled to indemnification in accordance with clause (a) above. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent arising from (x) the gross negligence, or willful misconduct of an Indemnitee or (y) a material breach by an Indemnitee of its obligations under this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

(c) The Borrowers shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld). The Borrower shall not, without the prior written consent of an Indemnitee, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnitee is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such Indemnitee from all liability arising out of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnitee.

(d) All amounts due under this Section 11.5 shall be payable not later than thirty (30) days after demand therefor.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (x) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 11.6, (y) by way of participation in accordance with the provisions of clause (e) of this Section 11.6 or (z) by way of pledge or assignment of a security interest subject to the restrictions of clause (g) of this Section 11.6 (and any other attempted assignment or transfer by any party hereto shall be null and void and, with respect to attempted assignments or transfers to Disqualified Lenders, subject to Section 11.6(h)). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 11.6 and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $2,500,000 and in integral multiples thereof unless each of the Borrowers and the Administrative Agent (as directed in writing by the Required Lenders (which may be via email)) otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of any Borrower shall be required if an Event of Default under Section 9.1(a) or (f) has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by clause (b)(i) of this Section 11.6 and, in addition, the consent of:

(A) the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 9.1(a) or (f) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to an assignee that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that payment of only one processing fee shall be required in connection with simultaneous assignments to two or more Approved Funds), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and such tax documents and information as the Administrative Agent may reasonably request; and

(iv) no such assignment shall be made to any Borrower or any Affiliate or Subsidiary of the Borrowers.

Subject to acceptance and recording thereof pursuant to clause (d) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10 and 11.5).

(c) [Reserved].

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest owing with respect to the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the penultimate sentence of this clause (d), the entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (but only as to such Lender’s information) at the Administrative Agent’s office at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), submission of required tax information, the processing and recordation fee referred to in clause (b)(iv) of this Section 11.6 and any written consent to such assignment required by clause (b) of this Section 11.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this clause (d). The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(e) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) no participation shall be permitted to be made to the Borrowers or any of their Subsidiaries or Affiliates, nor any officer or director of any such Person and (E) no participations shall be permitted to be made to any Disqualified Lender (so long as the list of Disqualified Lenders is made available to any Lender who specifically requests a copy thereof). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii)(x) or (iv)(z) of the proviso to the second sentence of Section 11.1. Subject to clause (f) of this Section 11.6, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender (subject to the requirements and obligations of those sections, including the documentary requirements in Section 4.10(e); provided, that any documentation required to be provided by any Participant pursuant to Section 4.10(e) shall be provided solely to the applicable Lender) and had acquired its interest by assignment pursuant to clause (b) of this Section 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant had no such participation been transferred to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (not to be unreasonably withheld or delayed) or the entitlement to a greater payment results from a change in any Requirement of Law after the date such Participant became a Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Lender or any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) (i) Any assignment or participation by a Lender without the Borrowers’ consent to any Disqualified Lender shall be subject to the provisions of this Section 11.6(h), and the Borrowers shall be entitled to seek specific performance to enforce this Section 11.6(h) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrowers at law or in equity; it being understood and agreed that the Borrowers and their Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 11.6 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Lender. Nothing in this Section 11.6(h) shall be deemed to prejudice any right or remedy that the Borrowers may otherwise have at law or equity. Upon the request of any Lender, the Administrative Agent and the Borrowers may make the list of Disqualified Lenders available to such Lender so long as such Lender agrees to keep the list of Disqualified Lenders confidential in accordance with the terms hereof.

(ii) If any assignment or participation under this Section 11.6 is made to any Affiliate of any Disqualified Lender (other than any Bona Fide Debt Fund) without the Borrowers’ prior written consent (any such person, a “Disqualified Person”), then the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrowers owing to such Disqualified Person, (B) in the case of any outstanding Loans held by such Disqualified Person, purchase such Loans by paying par, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.6), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrowers, (II) [reserved], (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 11.6 (except that no registration and processing fee required under this Section 11.6 shall be required with any assignment pursuant to this paragraph) and (IV) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 4.5(d). Further, the Company may, upon notice to the Administrative Agent, require that such Disqualified Person (A) will not receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) for purposes of determining whether the Required Lenders or the majority Lenders under any class have (i)

consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, shall not have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any class or all Lenders have taken any actions, and (y) hereby agrees that if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrowers or any other Loan Party, such Disqualified Person will be deemed to vote in the same proportion as Lenders that are not Disqualified Persons and (C) hereby agrees that the provisions of Section 11.5 shall not apply in favor of such Disqualified Persons. For the sake of clarity, the provisions in this Section 11.6(h) shall not apply to any Person that is an assignee of a Disqualified Person, if such assignee is not a Disqualified Person.

(iii) Notwithstanding anything to the contrary herein, each Borrower and each Lender acknowledges and agrees that the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Disqualified Persons, including whether any Lender or potential Lender is a Disqualified Lender or Disqualified Person. Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or a Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender or Disqualified Person (regardless of whether the consent of the Administrative Agent is required thereto), and none of the Borrowers, any Lender or their respective Affiliates will bring any claim to such effect.

11.7 Sharing of Payments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation to the extent provided in clause (b) of this Section 11.7.

(b) In addition to any rights and remedies of the Lenders provided by law, subject to Section 10.12, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by the Borrowers, and to the extent permitted by applicable law, upon the occurrence of any Event of Default which is continuing, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.7 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the address set forth in Section 11.2 or on the signature pages hereof, as the case may be, or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

11.13 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) each Agent, each Lender and their Affiliates (collectively, solely for purposes of this clause (b), the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its equityholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its equityholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, equityholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

11.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action reasonably requested by the Company having the effect of releasing any Collateral or guarantee under the Loan Documents (i) to the extent necessary to consummate any transaction not prohibited by any Loan Document (including, without limitation, the release of any Guarantor from its obligations if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or becomes an Excluded Subsidiary) or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in clause (b) below.

(b) At such time as (i) the Loans and the other Obligations (other than contingent obligations for which no claim has been made) shall have been paid in full and (ii) the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. At such time, the Collateral Agent shall take such actions as are reasonably necessary, at the cost of the Borrowers, to effect each release described in this Section 11.14 in accordance with the relevant provisions of the Security Documents.

(c) A Loan Party (other than the Borrowers) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be automatically released, if such Subsidiary becomes an Excluded Subsidiary (subject to clause (d) below), upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Borrowers or any other Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 10.1, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 11.14, the Administrative Agent or the Collateral Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, the termination or release in a recordable form and all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 11.14 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(d) Notwithstanding anything to the contrary in this Section 11.14, a Guarantor shall not be released from its obligations under any Loan Document if it becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly Owned Subsidiary unless (i) unless permitted by Section 8.15, such Guarantor does not own any Material Intellectual Property and does not, directly or indirectly, own any Capital Stock of any Person that owns (or exclusively licenses) any Material Intellectual Property, (ii) the transaction pursuant to which such Guarantor ceased to be a Wholly Owned Subsidiary (x) had a bona fide business purpose (and not for any financing), (y) was not intended primarily to cause such release or otherwise evade the guarantee requirements and (z) was not with an Affiliate of a Borrower, (iii) such release does not result in the release of all or substantially all of the Collateral and (iv) a Responsible Officer of the Company certifies to the Administrative Agent compliance with this clause (d).

11.15 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any other Agent, any other Lender, any Affiliate of a Lender or any Approved Fund (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as the provisions of this Section 11.15 or to any actual or prospective assignee or Participant (or any professional advisor to such counterparty), (c) to its employees, directors, members, partners, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, in which case the Administrative Agent or Lender, as applicable, shall promptly notify the Company thereof to the extent not prohibited by any Requirement of Law, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, in which case the Administrative Agent or Lender, as applicable, shall promptly notify the Company thereof to the extent not prohibited by any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, in which case the Agent or Lender, as applicable, shall promptly notify the Company thereof to the extent not prohibited by any Requirement of Law, (g) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) as part of communications with a Governmental Authority in connection with its compliance activities relating to Anti-Terrorism Laws, Anti-Corruption Laws, or Sanctions; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

11.16 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17 Patriot Act Notice. Each Lender and the Agents (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agents, as applicable, to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

11.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.19 Acknowledgement Regarding Any Supported QFCs(i) . (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c) As used in this Section 11.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity”: any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 53900(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

BORROWERS:

VERADIGM INC.,
a Delaware corporation

By:	/s/ Lee Westerfield
Name: Lee Westerfield
Title: Interim Chief Financial Officer

VERADIGM LLC,
a North Carolina limited liability company

By:	/s/ Lee Westerfield
Name: Lee Westerfield
Title: Interim Chief Financial Officer

[Signature Page to Credit Agreement]

AGENT:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent

By:	/s/ Raye Goldsborough
Name: Raye Goldsborough
Title: Vice President

[Signature Page to Credit Agreement]

LENDERS:

FP CREDIT PARTNERS II AIV, L.P.

By: FP Credit Partners GP II, L.P. Its: General Partner

By: FP Credit Partners GP II Management, LLC Its: General Partner

By:	/s/ Scott Eisenberg
Name: Scott Eisenberg
Title: Partner

FP CREDIT PARTNERS PHOENIX II AIV, L.P.

By: FP Credit Partners GP II, L.P. Its: General Partner

By: FP Credit Partners GP II Management, LLC Its: General Partner

By:	/s/ Scott Eisenberg
Name: Scott Eisenberg
Title: Partner

FP CREDIT PARTNERS III AIV, L.P.

By: FP Credit Partners GP III, L.P. Its: General Partner

By: FP Credit Partners GP III Management, LLC Its: General Partner

By:	/s/ Scott Eisenberg
Name: Scott Eisenberg
Title: Partner

[Signature Page to Credit Agreement]